Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

WHITING OIL AND GAS CORPORATION

AS SELLER

AND

FOUR CORNERS PETROLEUM II, LLC

AS BUYER

EFFECTIVE AS OF JULY 1, 2016

NORTH WARD ESTES FIELD AND ASSOCIATED ASSETS

WARD AND WINKLER COUNTIES, TEXAS

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-ii-

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EXHIBIT AND SCHEDULE LIST

EXHIBITS:

EXHIBIT A	Real Property EXHIBIT A-1 Leases EXHIBIT A-2 Rights-of-Way and Surface Use Agreements Exhibit A-3 Maps
EXHIBIT A-I	Plant
EXHIBIT A-II	Brillhart Pipeline Rights-of-Way
EXHIBIT B	Wells
EXHIBIT B-1	WI/NRI/Allocated Values
EXHIBIT C	Material Agreements
EXHIBIT D	Seismic License
EXHIBIT E	Field Office Buildings and Yard
EXHIBIT F	Form of Assignment, Bill of Sale and Conveyance
EXHIBIT G	Form of Transition Services Agreement
EXHIBIT H	RESERVED
EXHIBIT I	Form of Mineral and Royalty Deed
EXHIBIT J	Form of Special Warranty Deed
EXHIBIT K	Form of Promissory Note for Additional Consideration
EXHIBIT K-1	MORTGAGE
EXHIBIT L	RESERVED
EXHIBIT M	Consent to Assignment

SCHEDULES:

Schedule 2.3	Excluded Assets
Schedule 5.3	Transfer Requirements
Schedule 7.4	Litigation
Schedule 7.5(a)	Certain Liabilities
Schedule 7.5(b)	Indebtedness
Schedule 7.10	Hydrocarbon Sales Contracts
Schedule 7.11	Disputed Property Costs
Schedule 7.14	Preferential Rights
Schedule 7.15	Disputed Taxes
Schedule 7.17	Guaranties
Schedule 7.19	Audits
Schedule 7.20	Areas of Mutual Interest
Schedule 7.23(i)	Suspense Accounts
Schedule 9.1(b)	Insurance
Schedule 9.2(a)	Instruments
Schedule 9.4-I	Asset Workers
Schedule 9.4-II	Excluded Employees
Schedule 9.4-III	Employment Information
Schedule 16.9	Persons with Knowledge

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated July 27, 2016, is by and between Whiting Oil and Gas Corporation, a Delaware corporation, 1700 Broadway, Suite 2300, Denver, Colorado 80290 (“Seller”) and Four Corners Petroleum II, LLC, a Delaware limited liability company, 390 Union Blvd, Suite 630, Lakewood, Colorado 80228 (“Buyer”). Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

A.	Seller owns and desires to sell its interests in certain oil and gas properties located in the North Ward Estes Field, Ward and Winkler Counties, Texas, and associated assets and rights therein all as more particularly described in Section 2.2 below.

B.	Buyer has conducted and will conduct an independent investigation of the nature and extent of the Assets (as hereinafter defined) and desires to purchase all of Seller’s interests in the Assets pursuant to the terms of this Agreement. The transaction contemplated by this Agreement may be referred to as the “Transaction.”

AGREEMENT

In consideration of the mutual promises contained herein, $100 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1.

DEFINITIONS AND REFERENCES

1.1 Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the subsections or other subdivisions referenced to below:

“2012 Product Sale Agreement” has the meaning assigned to such term in Section 13.3(f).

“Action” means any action, suit, claim, audit, proceeding, investigation, injunction, inquiry or condemnation by or before any Governmental Authority or any arbitration proceeding.

“Additional Consideration” has the meaning assigned to such term in Section 3.5(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning assigned to such term in the first paragraph hereof.

“Allocated Value” has the meaning assigned to such term in Section 3.3.

“Arbitrator” has the meaning assigned to such term in Section 15.6(a).

“Asset Taxes” has the meaning assigned to such term in Section 10.1(a).

“Asset Workers” means those individuals identified on Schedule 9.4.

“Assets” has the meaning assigned to such term in Section 2.2.

“Assumed Environmental Liabilities” has the meaning assigned to such term in Section 6.3(b).

“Assumed Liabilities” has the meaning assigned to such term in Section 15.1.

“Brillhart Pipeline” has the meaning assigned to such term in Section 2.2(h).

“Buyer” has the meaning assigned to such term in the first paragraph hereof.

“Buyer’s Auditor” has the meaning assigned to such term in Section 14.3.

“Buyer Employer” has the meaning assigned to such term in Section 9.4.

“Buyer’s Representatives” has the meaning assigned to such term in Section 4.1.

“Buyer’s Underwriter” has the meaning assigned to such term in Section 14.5.

“Claim” has the meaning assigned to such term in Section 15.5(c).

“Claim Notice” has the meaning assigned to such term in Section 15.5(b).

“Closing” and “Closing Date” have the meanings assigned to such terms in Section 13.1.

“Closing Amount” has the meaning assigned to such term in Section 3.4(a).

“CO2 Contracts” has the meaning assigned to such term in Section 13.3(f).

“Code” has the meaning assigned to such term in Section 2.5.

“Confidentiality Agreement” has the meaning assigned to such term in Section 9.3(a).

“Conveyance” has the meaning assigned to such term in Section 13.3(a).

“COPAS” has the meaning assigned to such term in Section 3.4(b).

“Designated NYMEX Average” has the meaning assigned to such term in Section 3.5(a).

“Disputes” has the meaning assigned to such term in Section 15.6(a).

“Effective Time” has the meaning assigned to such term in Section 2.4.

“Environmental Defect” and “Environmental Law” have the meanings assigned to such terms in Section 6.1.

“Electricity Agreements” has the meaning provided in Section 5.3(c).

“Excluded Assets” has the meaning assigned to such term in Sections 2.3.

“Facilities” means the Assets described in Sections 2.2(c), 2.2(f) and 2.2(h).

“Final Purchase Price” has the meaning assigned to such term in Section 14.1(a).

“Final Section 1060 Allocation Schedule” has the meaning assigned to such term in Section 3.3(b).

“Final Settlement Date” has the meaning assigned to such term in Section 14.1(a).

“Final Settlement Statement” has the meaning assigned to such term in Section 14.1(a).

“Governmental Authority” means any national, state, county, local, native or tribal government or any subdivision, agency, court, commission, department, board, bureau, regulatory or administrative or other division or instrumentality thereof.

“Hydrocarbon Sales Contracts” means any contract or agreement for the sale of Hydrocarbons that will be binding on the Assets after Closing.

“Hydrocarbons” has the meaning assigned to such term in Section 2.2(a).

“Imbalance Letter” has the meaning assigned to such term in Section 15.2.

“Imbalance Letter Review Date” has the meaning assigned to such term in Section 14.9.

“Imbalance Notice” has the meaning assigned to such term in Section 14.9.

“Income Taxes” has the meaning assigned to such term in Section 10.1(b).

“Indebtedness” means, without duplication, with respect to the Assets, the outstanding principal amount of, accrued and unpaid interest on, discounts, fees, and penalties on, and any other payment obligations relating to the Assets existing under any and all of the following, whether or not contingent: (i) indebtedness for borrowed money and (ii) obligations evidenced by notes, bonds, debentures or any other contractual arrangements, including any guarantees or other commitments or obligations by which Seller assures a creditor against loss.

“Indemnified Party” and “Indemnifying Party” have the meanings assigned to such terms in Section 15.5(b).

“Information” has the meaning assigned to such term in Section 9.3(a).

“Instruments” has the meaning assigned to such term in Section 9.2(a).

“JOA” has the meaning assigned to such term in Section 3.4(b).

“KM” has the meaning assigned to such term in Section 13.3(g).

“Knowledge” has the meaning assigned to such term in Section 16.9.

“Lands” has the meaning assigned to such term in Section 2.2(a).

“Laws” means any and all applicable statutes, laws, ordinances, regulations, rules, rulings, orders, Permits, restrictions, requirements, writs, injunctions, decrees or other official acts of or by any Governmental Authority.

“Leases” has the meaning assigned to such term in Section 2.2(a).

“Liabilities” has the meaning assigned to such term in Section 15.2.

“Lien” means any of the following: mortgage, lien (statutory or other), other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any easement, exception, encroachment, reservation or limitation, right of way, and the like), conditional sale, title retention, voting agreement or other similar agreement, arrangement, device or restriction, right of first refusal or offer, option, preemptive or similar right, the filing of any financial statement under the Uniform Commercial Code or comparable Laws of any jurisdiction, or any option, equity, claim (including any adverse claim to title) or right of or obligation to any other Person of whatever kind and character.

“Like-Kind Exchange” has the meaning assigned to such term in Section 2.5.

“LOC” has the meaning assigned to such term in Section 13.3(g).

“Losses” has the meaning assigned to such term in Section 15.4.

“Material Adverse Effect” means any adverse effect on the ownership, operation or value of the Assets, as currently operated, which is material to the ownership, operation or value of the Assets; provided, however, that “Material Adverse Effect” shall not include general changes in industry or economic conditions, changes resulting from a change in commodity prices, changes in Laws or in regulatory policies, changes or conditions resulting from civil unrest or terrorism or acts of God or natural disasters, change or conditions resulting from the failure of a Governmental Authority to act or omit to act pursuant to Law or changes or conditions that are cured or eliminated by Closing.

“Material Agreements” has the meaning assigned to such term in Section 7.8.

“Mortgage”has the meaning assigned to such term in Section 13.3(o).

“Non-Recourse Person” has the meaning assigned to such term in Section 16.14.

“NORM” has the meaning assigned to such term in Section 6.2.

“NRI” means Seller’s percentage share of the Hydrocarbons produced, saved and marketed from the Leases, the Wells and the Lands throughout the entire productive life of such Leases, the Wells and the Lands, after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons.

“Off-Site Environmental Liabilities” has the meaning assigned to such term in Section 6.3(a).

“Operator Fee” has the meaning assigned to such term in Section 3.4(b).

“Party” and “Parties” have the meanings assigned to such terms in the first paragraph hereof.

“Permits” means all permits, licenses, certificates and other governmental authorizations related to the use, ownership and operation of the Assets, including approval registrations, notifications, exemptions and any other authorizations pursuant to Laws.

“Permitted Encumbrances” means:

(i) the terms and provisions of an instrument or document creating lessors’ royalties, and existing overriding royalties, net profits interests, production payments, reversionary interests and similar burdens (payable or in suspense) if the net cumulative effect of such burdens does not operate to reduce the NRI or increase the WI set forth on Exhibit B-1;

(ii) division orders and sales contracts terminable without penalty upon no more than thirty (30) days’ notice to the purchaser;

(iii) encumbrances relating to the Assets that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry that do not materially interfere with the operation, value or use of the Assets (or a portion thereof) affected thereby or would not be considered material and would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating the Assets;

(iv) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner and all Laws;

(v) the terms and conditions of the Leases that would not operate to reduce the NRI or increase the WI set forth on Exhibit B-1;

(vi) such defects or irregularities in the title to the Assets that are not such as to materially interfere with the operation, value or use of the Assets (or a portion thereof)

affected thereby and that would be considered not material and would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating the Assets, and in no case that would operate to reduce the NRI or increase the WI set forth on Exhibit B-1;

(vii) Liens for Taxes, Tax assessments not yet due, and Taxes, if delinquent, that are being contested in good faith in the normal course of business;

(viii) all rights to consent by, required notices to, filings with, or other actions by federal, state, local or foreign Governmental Authorities, in connection with the conveyance of the applicable Asset if the same are customarily obtained after such conveyance;

(ix) rights of reassignment upon the surrender or expiration of any Lease;

(x) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions, and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that could not reasonably be expected to materially interfere with the operation, value or use of the affected Asset;

(xi) materialmen’s, mechanics’, operators’ or other similar Liens arising in the ordinary course of business incidental to operation of the Assets (A) but only to the extent such Liens have not been filed pursuant to Laws and the time for filing such Liens has expired, (B) if filed, such Liens have not yet become due and payable or payment is being withheld as provided by Laws, or (C) if their validity is being contested in good faith by appropriate action and if they are identified on Schedule 7.5(a);

(xii) the terms of the Material Agreements listed on Exhibit C to the extent that they are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business and would not operate to reduce the NRI or increase the WI set forth on Exhibit B-1;

(xiii) consents to assignment and similar contractual provisions affecting an Asset; and

(xiv) preferential rights to purchase and similar contractual provisions affecting an Asset.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.

“Plant” has the meaning assigned to such term in Section 2.2(c).

“Post-Closing Transfer Requirement” has the meaning assigned such term in Section 5.3(a).

“Preferential Right” has the meaning assigned to such term in Section 7.14.

“Preliminary Settlement Statement” has the meaning assigned to such term in Section 3.4(a).

“Promissory Note” has the meaning assigned to such term in Section 13.3(o).

“Property Costs” has the meaning assigned to such term in Section 3.4(b).

“Proposed Section 1060 Allocation Schedule” has the meaning assigned to such term in Section 3.3(b).

“Purchase Price” has the meaning assigned to such term in Section 3.1.

“QI” has the meaning assigned to such term in Section 2.5.

“Real Property Interests” means all necessary or useful fee property, easements, rights of way, permits, servitudes, licenses, leasehold estates, any other instruments creating an interest in real property, and similar rights related to real property in connection with the Facilities and the Brillhart Pipeline, and including those interests and to be conveyed pursuant to the Mineral and Royalty Deed attached as Exhibit I.

“Records” has the meaning assigned to such term in Section 2.2(n).

“Rehired Employees” has the meaning assigned to such term in Section 9.4.

“Remediation” has the meaning assigned to such term in Section 6.1.

“Restricted Asset” has the meaning assigned to such term in Section 5.3(b).

“Restriction” has the meaning assigned to such term in Section 5.3(b).

“Retained Liabilities” has the meaning assigned to such term in Section 15.2.

“Royalty Obligations” has the meaning assigned to such term in Section 15.2.

“SEC Information” has the meaning assigned to such term in Section 14.5.

“Section 1031 Assets” has the meaning assigned to such term in Section 2.5.

“Seller” has the meaning assigned to such term in the first paragraph hereof.

“Seller Taxes” has the meaning assigned to such term in Section 10.1(c).

“SS Leases” has the meaning provided in Section 5.3(c).

“Straddle Period” has the meaning assigned to such term in Section 10.1(d).

“Tax Return” has the meaning assigned to such term in Section 10.1(e).

“Taxes” has the meaning assigned to such term in Section 10.1(f).

“Transaction” has the meaning assigned to such term in the second paragraph of the Recitals.

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein other than those customarily obtained from or made or complied with any Governmental Authority following the closing in transactions of this nature and that do not impact the continuing validity and binding nature of the Assets.

“Transfer Taxes” has the meaning assigned to such term in Section 10.5.

“Wells” has the meaning assigned to such term in Section 2.2(b).

“WI” means the percentage of costs and expenses for maintenance, development, operation and production of Hydrocarbons produced, saved and marketed from the formation or interval of the Leases, the Wells and the Lands throughout the entire productive life of such Leases, the Wells and the Lands that must be borne by Seller.

1.2 References, Titles and Construction. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(a) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(b) The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(c) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(d) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(e) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(f) The word “or” is not intended to be exclusive and the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions.

(g) No consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.

(h) All references herein to “$” or “dollars” shall refer to U.S. Dollars.

(i) Each Exhibit and Schedule attached to this Agreement is incorporated herein by reference for all purposes, and references to this Agreement shall also include such Exhibit or Schedule unless the context in which used shall otherwise require.

ARTICLE 2.

PURCHASE AND SALE

2.1 Purchase and Sale. Seller agrees to sell and Buyer agrees to purchase the Assets, all pursuant to the terms of this Agreement

2.2 The Assets. As used herein, the term “Assets” refers to all of Seller’s (and its Affiliates’) right, title and interest in and to the North Ward Estes area located in Ward and Winkler Counties, Texas (as represented on the map attached to Exhibit A-3), and certain assets in Montezuma and Dolores Counties, Colorado (as represented on the map attached to Exhibit A-3) (other than the Excluded Assets):

(a) All oil, gas, carbon dioxide and/or mineral leases, rights-of-way and other agreements and instruments including as described in Exhibit A, including any ratifications or amendments of such leases, rights-of-way and other agreements and instruments (the “Leases”), all surface fee, fee mineral and royalty interests or other interests in lands (i) including as described in Exhibits A-1, A-2, A-II, I and J, and (ii) covered by the Leases or the lands pooled, unitized or communitized therewith ((i) and (ii), collectively, (the “Lands”)) and all oil, gas, natural gas liquids, condensate, casinghead gas, carbon dioxide and other liquids or gaseous hydrocarbons attributable to the Leases or Lands and carbon dioxide purchased by Seller (collectively, “Hydrocarbons”), including all oil, gas and/or other mineral leases, leasehold estates and interests, all surface fee, mineral, royalty, overriding royalty, production payment, reversionary, net profits, contractual leasehold and other similar rights, estates and interests in the Leases or Lands, together with all the property and rights incident thereto, including all rights in any pooled, unitized or communitized acreage by virtue of the Lands or Leases being a part thereof and all Hydrocarbons produced from and after the Effective Time from the pool or unit allocated to any such Lands or Leases;

(b) All oil and gas wells, carbon dioxide wells and other well bores, whether abandoned, not abandoned, plugged or unplugged, including the oil and gas wells specifically described in Exhibit B, together with all other Hydrocarbon wells and all water, injection (including CO2 injection) and disposal wells, presently on the Lands or on lands pooled, unitized or communitized therewith, whether or not described in Exhibit B (the “Wells”);

(c) All personal property, equipment, inventory, fixtures, plants, facilities, pipelines, improvements, surface leases, permits, rights-of-way, licenses, easements and other surface rights located on the Lands used for the production (including enhanced recovery thereof), gathering, treatment, processing, storing, transportation, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Sections 2.2(a) and 2.2(b), including that facility known as the North Ward Estes CO2 Recovery Plant near the town of Wickett in Section 20, Block F, Survey G&MMB&A, Ward County, Texas together with the major equipment related thereto as described in Exhibit A-I (the “Plant”);

(d) All contracts and agreements related to the use, ownership and operation of the Assets which are described in Exhibit C;

(e) A license of seismic data owned by Seller including gathers and reprocessing runs substantially in the form of Exhibit D;

(f) All Plant and field office, yard, buildings and equipment located in Ward County, Texas (which are described on Exhibits A-I and E) and any furniture and fixtures related thereto, and all other immovable property, fixtures and structures, all permanent facilities, improvements, SCADA hardware and software and telecommunication equipment, and other equipment, vehicles and rolling stock (except for vehicle leases, unless Buyer agrees to assume such lease), excluding the property identified on Schedule 2.3; in each case, located in or at the Plant and field offices;

(g) All Hydrocarbons classified as oil produced from the Wells which are in the storage tanks on or near the Lands at the Effective Time and for which Seller was paid as a Purchase Price adjustment pursuant to Section 3.4(c)(iii);

(h) That certain crude oil pipeline known as the Brillhart Crude Oil Pipeline consisting of approximately 13.98 miles of 8-inch pipe extending from the North Ward Estes Field in Ward County, Texas to Section 13, Block 34, H&TC RY CO Survey, Ward County, Texas (the “Brillhart Pipeline”), including all associated gathering lines, pumping, metering, tankage, communication facilities and other equipment and together with all real property, easements, and rights-of-way associated with the Brillhart Pipeline, including those listed on Exhibit A-II, as well as all maps, Permits, agreements, files, accounting records and data in Seller’s possession relating to the Brillhart Pipeline, including accounting records, if any, showing cost of construction, capitalized improvements, depreciation rates and accumulated depreciation, transportation receipts and deliveries by shipper, product inventory; such maps, Permits, agreements, files, accounting records and data relating to the Brillhart Pipeline shall include the period prior to the Effective Date;

(i) All Hydrocarbons classified as crude oil line fill owned by Seller in the Brillhart Pipeline and for which Seller was paid a Purchase Price adjustment pursuant to Section 3.4(c)(iv);

(j) A non-exclusive perpetual, royalty-free and transferrable license to utilize Seller’s proprietary engineering software program described as the “Production Forecast Tool”;

(k) Copies of all Excel spreadsheets used to perform revenue, expense and product allocations;

(l) All claims for refunds of any Asset Taxes attributable to any period from and after the Effective Time;

(m) All transferable business computers (excluding Seller’s business servers) and computer or communications software or intellectual property (including tapes, data and program documentation, and all tangible manifestations and technical information related thereto), software or software licenses, information systems, models, configuration files, processes and other systems, in each case utilized in planning, operations, maintenance, and other material activities related to the Assets;

(n) The files, records and data relating to the items described in Sections 2.2(a) through 2.2(m) maintained by Seller, including all data interpreting and accessing engineering and geological projects (such as Petra and ARIES projects) (but excluding any software licensed to Seller by third parties), agreement files, lease files, land files, well files, well logs and other well data, maps, division order files, abstracts, title files, title opinions, production files, ad valorem property and production or severance tax files, technical, engineering and maintenance files, operations, environmental, safety and other similar information, but excluding from the foregoing those files, records and data subject to legal privilege or unaffiliated third party contractual restrictions on disclosure or transfer (provided that Seller shall use all commercially reasonable efforts to obtain, at Buyer’s cost, any necessary waivers of such restrictions on disclosure or transfer) and all accounting records for periods prior to and after the Effective Time (the “Records”);

(o) All Permits that may be assigned and transferred to Buyer pursuant to applicable Laws.

2.3 Excluded Assets. The Assets do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller the following and those assets described on Schedule 2.3 (collectively, the “Excluded Assets”):

(a) except as set forth in Sections 2.2(g) and 2.2(i) and those rights and choses in action with respect to Assumed Liabilities, all rights and choses in action, arising, occurring or existing in favor of Seller prior to the Effective Time or arising out of the operation of or production from the Assets prior to the Effective Time (including any and all contract rights, claims, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Seller and relating and accruing to any time period prior to the Effective Time, but not including any contract rights or claims for indemnity in favor of Seller against Seller’s predecessors-in-title to the Assets);

(b) all corporate, financial, tax and legal (other than title) records of Seller other than the Records;

(c) all contracts of insurance;

(d) except as described in Sections 2.2(g) and 2.2(i), all Hydrocarbon production from or attributable to the Assets with respect to all periods prior to the Effective Time and all proceeds attributable thereto;

(e) any refund of costs, taxes or expenses borne by Seller attributable to the period prior to the Effective Time;

(f) except with respect to assets described in Sections 2.2(g) and 2.2(i), any other right or interest in and to the Assets to the extent attributable to the period prior to the Effective Time;

(g) documents subject to legal privilege;

(h) copies at Seller’s expense, including electronic copies (but not the originals), of all Records;

(i) except with respect to assets described in Sections 2.2(g) and 2.2(i), all deposits, cash, checks and funds attributable to Seller’s interests in the Assets with respect to any period of time prior to the Effective Time;

(j) except with respect to assets described in Section 2.2(n) and the Records, (1) all business computers, computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Seller, in each case, in its Midland, Texas office, and (2) Seller’s Aries licenses and related equipment;

(k) any logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(l) except with respect to assets described in Section 2.2(f), any and all leased vehicles; and

(m) documents prepared or received by Seller, if any, with respect to (i) lists of prospective purchasers for the Assets compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller of any offers or bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its respective representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller or any of its respective representatives with respect to any offers or bids, the prospective purchasers, or the transactions contemplated by this Agreement.

2.4 Effective Time. As used in this Agreement, “Effective Time” shall mean July 1, 2016 at 12:00 a.m., Mountain Time.

2.5 1031 Exchange. Seller reserves the right, at Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“Section 1031 Assets”), to a Qualified Intermediary (“QI”) (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) to accomplish the Transaction, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”). If Seller so elects, Seller may assign its rights under this Agreement to the Section 1031 Assets to the QI. Buyer hereby (i) consents to Seller’s assignment of its rights in this Agreement with respect to the Section 1031 Assets, and (ii) if such an assignment is made, agrees to pay all or a portion of the Purchase Price into the qualified trust account at Closing as directed in writing by Seller. Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI shall not release either Party from any of its respective liabilities and obligations to each other or expand any such respective liabilities or obligations under this Agreement. Neither Party represents to the other that any particular tax treatment will be given to either Party as a result of the Like-Kind Exchange. The Party not participating in the Like-Kind Exchange shall not be obligated to pay any additional costs or incur any additional obligations in its sale of the Assets if such costs are the result of the other Party’s Like-Kind Exchange, and the Party participating in the Like-Kind Exchange shall hold harmless and indemnify the other Party from and against all claims, losses and liabilities (including reasonable attorneys’ fees, court costs and related expenses), if any, resulting from such a Like-Kind Exchange.

ARTICLE 3.

PURCHASE PRICE

3.1 Purchase Price. The purchase price (the “Purchase Price”) for the Assets shall be Three Hundred Million Dollars ($300,000,000.00). At Closing, Buyer shall pay Seller the Purchase Price, as adjusted pursuant to Section 3.4.

3.2 RESERVED.

3.3 Allocation of the Purchase Price.

(a) Buyer has allocated the Purchase Price among the Assets as set forth on Exhibit B-1. These allocations will be used as otherwise provided in this Agreement. The value so allocated to a particular Asset is referred to as the “Allocated Value” for that Asset.

(b) Buyer, using the Allocated Values determined under Section 3.3(a) to the extent applicable, shall prepare an allocation of the Final Purchase Price on a schedule (the “Proposed Section 1060 Allocation Schedule”) for purposes of, and in accordance with, Section 1060 of the Code and the regulations promulgated thereunder within 60 days following the determination of the Final Purchase Price under Section 3.4(a). Seller shall notify Buyer in writing of any objections to the Proposed Section 1060 Allocation Schedule within 15 days of receipt thereof and if, within 30 days after delivery of notice of such objection, Buyer and Seller cannot agree to a final allocation schedule to be used for Income Tax reporting purposes, Buyer and Seller shall submit the disputed matters to binding arbitration pursuant to Section 15.6 to finally determine the proper allocation of the Final Purchase Price for purposes of Section 1060 of the Code, and shall request that the Arbitrator issue a final allocation schedule (the “Final Section 1060 Allocation Schedule”) within 30 days of the submission of the dispute. Seller and Purchaser agree that the allocation of the Final Purchase Price as set forth on the Final Section 1060 Allocation Schedule shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of all federal, state and local Tax Returns, including without limitation Internal Revenue Service Form 8594. Seller and Buyer further agree that each will take no position inconsistent with such allocations on any applicable Tax Return, in any audit or proceeding before any Governmental Authority related to Taxes, in any report made for Tax, financial accounting or any other purpose, or otherwise. In the event that the allocation described herein is disputed by any Governmental Authority, the Party receiving notice of the dispute shall promptly notify the other Party concerning resolution of the dispute.

3.4 Adjustments to Purchase Price. All adjustments to the Purchase Price shall be made (i) according to the factors described in this Section 3.4, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.

(a) Settlement Statements. The Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement” prepared by Seller a draft of which will be provided to Buyer seven (7) days prior to Closing. The final Preliminary Settlement Statement will be delivered to Buyer for review not less than twenty four (24) hours in advance of Closing. If Buyer and Seller were unable to agree upon this Preliminary Settlement Statement, Seller’s estimate shall have been used at Closing and the Parties shall resolve such disagreement after Closing pursuant to Sections 14.1(b) and 15.6. The Preliminary Settlement Statement shall have set forth the Closing Amount and all adjustments to the Purchase Price and associated calculations. The term “Closing Amount” means the Purchase Price, adjusted as provided in this Section 3.4 using reasonable estimates of amounts paid or received before Closing if actual numbers are not available. After Closing, the Purchase Price shall be adjusted pursuant to the Final Settlement Statement delivered pursuant to Section 14.1(a).

(b) Property Costs. For the purposes of this Agreement, the term “Property Costs” shall mean any and all costs and expenses, including, without limitation, insurance costs, expenses associated with the purchase and transportation of

CO2 paid to third parties, and other expenses owed to third parties incurred in the ordinary course of business, Seller’s share of joint interest billings, office overhead for properties where Seller is the operator as chargeable under applicable joint operating agreements (“JOAs”) and as adjusted pursuant to the standards established by the Council of Petroleum Accountant Societies of North America (“COPAS”) (such office overhead to be calculated in a similar manner for properties without a JOA but where Seller is the operator) each month through the Closing Date (proportionately reduced for partial months, “Operator Fee”), lease operating expenses (inclusive of direct company labor and auto expenses charged by the Seller to properties where Seller is the Operator), prepaid expenses, lease rental and maintenance costs, royalties, overriding royalties, leasehold payments, Asset Taxes (as defined and apportioned as of the Effective Time pursuant to Article 10), drilling expenses, workover expenses, material transfers when charged to any of the Assets, geological, geophysical and any other exploration or development expenditures chargeable under applicable JOAs or other third party agreements consistent with the standards established by COPAS; in each case, that are attributable to the development, maintenance and operation of the Assets during the period in question, provided, however, that Property Costs shall not include Income Taxes or inventory expenses (other than material transfers when charged to any of the Assets) and Property Costs shall not include costs and expenses associated with Retained Liabilities, except as incurred in the ordinary course of business.

(c) Upward Adjustments. The Purchase Price shall be adjusted upward by the following without duplication:

(i) An amount equal to all proceeds (net of applicable Asset Taxes and royalties and other burdens) received and retained by Buyer that are attributable to production of Hydrocarbons from the Assets prior to the Effective Time;

(ii) An amount equal to all Property Costs incurred and paid by Seller that are attributable to the period after the Effective Time, and all (A) Property Costs that may be incurred prior to the Effective Time but for which said equipment or materials will be delivered, or services provided (including the reworking of any wells), after the Effective Time to the extent incurred and paid by Seller and (B) the Operator Fee, and all overhead and other overhead type income owed to Seller as operator under applicable COPAS procedures relating to the Assets, but not paid by any third party or included in Property Costs;

(iii) An amount equal to the value (net of royalties and other burdens and applicable Asset Taxes) of Seller’s share of all oil in storage tanks at the Effective Time to be calculated as follows: The value shall be the product of (A) the volume in each storage tank (attributable to Seller’s interest) as of the Effective Time as shown by the actual gauging reports, less any volumes below the load line (which load lines are agreed to be an industry-standard 12 inches from the bottom of all tank locations associated with the Assets), multiplied by (B) the price actually received for production under the applicable marketing contract for the Hydrocarbons sold, or if not sold, the price that would be received for the Hydrocarbons as if they had been sold in the month of June 2016; provided, however, that the adjustment contemplated by this subsection (iii) shall be made only to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to the pre-Effective Time merchantable oil in the storage;

(iv) The value of any line fill owned by Seller in respect of the Brillhart Pipeline in an amount equal to $215,194.10; and,

(v) Any other amount agreed to by Seller and Buyer.

(d) Downward Adjustments. The Purchase Price shall be adjusted downward by the following without duplication:

(i) An amount equal to all proceeds (net of applicable Asset Taxes and royalties and other burdens) received and retained by Seller that are attributable to production of Hydrocarbons from the Assets after the Effective Time;

(ii) The amount of all Property Costs that remain unpaid by Seller and will be paid by Buyer, or that have been paid by Buyer that are attributable to the period prior to the Effective Time;

(iii) An amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of working interests, royalties, overriding royalties and other similar interests (in each case) that are held in suspense or escrow by Seller as of the Termination Date of the Transition Services Agreement for all revenue accounting-related payments and disbursements, which such revenue accounting functions will continue through the last full production month under the Transition Services Agreement and cease thereafter; and,

(iv) Any other amount agreed to by Seller and Buyer.

(e) Tax Adjustments. To adjust the Purchase Price for the apportionment of Asset Taxes, the Parties agree to adjust the Purchase Price, downward or upward, as appropriate, pursuant to the applicable provisions of Article 10.

3.5 Additional Consideration.

(a) If the Designated NYMEX Average (as hereinafter defined) exceeds Fifty Dollars ($50.00), Buyer shall pay additional consideration to Seller an amount equal to the lesser of (a) One Hundred Million Dollars ($100,000,000) and (b) an amount equal to One Hundred Thousand Dollars ($100,000) for every One Cent ($0.01) that the Designated NYMEX Average exceeds Fifty Dollars ($50.00) (such amount is the “Additional Consideration”). As used herein the term “Designated NYMEX Average” means the average of the NYMEX WTI Crude Oil Futures Contract prices on June 28, 2018, for each month from August 2018 through July 2021.

For example only, if the Designated NYMEX Average was Sixty Dollars ($60.00), then One Hundred Million Dollars ($100,000,000) of additional consideration would be payable by Buyer to Seller on or before July 31, 2018. For purposes of clarity, if the Designated NYMEX Average is Fifty Dollars ($50.00) or less, then no additional consideration would be payable by Buyer to Seller.

(b) To the extent any Additional Consideration is due to Seller, Buyer will deliver to Seller on or before July 31, 2018, at Buyer’s option, either: (i) immediately available funds in an amount up to the Additional Consideration, and/or (ii) notice that all or part of the Additional Consideration will be evidenced by the Promissory Note (as defined below) and the amount thereof. Notwithstanding the foregoing, the failure of Buyer to deliver to Seller notice in accordance with Section 3.5(b)(ii) and/or properly calculate the amount of the Additional Consideration shall not invalidate or otherwise impair the enforceability of the Promissory Note and Seller’s rights and Buyer’s obligations thereunder.

ARTICLE 4.

BUYER’S INSPECTION

4.1 Access to the Records. After Closing, the Records will be provided to Buyer in accordance with Section 14.2. Seller shall use commercially reasonable efforts to obtain any necessary waivers of restrictions on disclosure of the Records. Seller shall provide Buyer with a list of all Records withheld from disclosure due to Seller’s inability to obtain a waiver of restrictions on disclosure of such Records together with a summary of the material terms of any contracts or agreements contained in the withheld Records that will be assigned to and assumed by Buyer upon the Closing. The Parties also acknowledge that Seller had made the Records available to Buyer and its representatives and agents (collectively, “Buyer’s Representatives”) prior to Closing.

4.2 Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES UNDER THIS AGREEMENT AND THE SPECIAL WARRANTY IN THE CONVEYANCE, (A) BUYER RECOGNIZES AND AGREES THAT ALL MATERIALS, DOCUMENTS, AND OTHER INFORMATION MADE AVAILABLE TO IT IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, HAVE BEEN MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, AND OTHER INFORMATION; (B) BUYER EXPRESSLY AGREES THAT ANY RELIANCE UPON OR CONCLUSIONS DRAWN THEREFROM WERE AT BUYER’S RISK TO THE MAXIMUM EXTENT PERMITTED BY LAWS AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER EXCEPT AS PROVIDED HEREIN; AND (C) EXCEPT AS EXPRESSLY PROVIDED HEREIN, BUYER HEREBY WAIVES AND RELEASES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE ARISING OUT OF ANY MATERIALS, DOCUMENTS OR INFORMATION PROVIDED BY SELLER TO BUYER.

4.3 Physical Access to the Assets. The Parties acknowledge that Seller has granted Buyer and Buyer’s Representatives access to the Assets for the purpose of conducting an environmental inspection and inspecting and evaluating the Assets prior to Closing.

4.4 Release and Indemnity. IN CONNECTION WITH GRANTING SUCH PHYSICAL ACCESS TO THE ASSETS, AND THE ACCESS PROVIDED TO BUYER PRIOR TO THE EXECUTION OF THIS AGREEMENT, BUYER REPRESENTS THAT IT IS AND WAS ADEQUATELY INSURED AND WAIVES, RELEASES AND AGREES TO INDEMNIFY SELLER, ITS AFFILIATES, AND THEIR RESPECTIVE DIRECTORS, OWNERS, MEMBERS, PARTNERS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AGENTS AND REPRESENTATIVES AGAINST ALL CLAIMS ARISING AS A RESULT OF ANY ACTIVITIES OF BUYER OR BUYER’S REPRESENTATIVES OR AFFILIATES IN CONDUCTING ITS ON-SITE INSPECTIONS AND ENVIRONMENTAL ASSESSMENTS OF THE ASSETS (INCLUDING THOSE ACTIVITIES CONDUCTED IN ANY OFFICE OR FACILITY OF SELLER), WHETHER OR NOT SUCH CLAIMS, INJURIES OR DAMAGES ARISE IN WHOLE OR IN PART OF OUT SELLER’S NEGLIGENCE, EXCEPT FOR INJURIES OR DAMAGES CAUSED BY SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THIS WAIVER, RELEASE AND INDEMNITY BY BUYER SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

ARTICLE 5.

TITLE MATTERS

5.1 Waiver of Title Defect Adjustment to Purchase Price

Buyer represents to Seller that Buyer has conducted title due diligence in respect of the Assets to its full satisfaction prior to the execution of this Agreement. Subject to the special warranty of title set forth in the Assignment and except as otherwise expressly set forth in this Agreement, Buyer hereby accepts title to the Assets as currently constituted and waives its rights to assert any title defects, unconformities or encumbrances as an adjustment to the Purchase Price.

5.2 Casualty Loss.

Notwithstanding anything herein contained to the contrary, any diminution in value of the Assets from and after the Effective Time that results from production of Hydrocarbons through normal depletion, a decrease in the estimated recoverable reserves or market value thereof or from mechanical failure that arises in the ordinary course of operating oil and gas wells (including watering out of any well, the loss of an injector well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear; in each case, with respect to the Assets, shall not be treated as a Casualty Loss or other Loss for which Seller indemnifies Buyer or otherwise has responsibility hereunder.

5.3 Transfer Requirements and Preferential Rights to Purchase.

(a) Schedule 5.3 is a list of contracts or instruments (or categories of contracts or instruments) that contain Transfer Requirements. Those Transfer Requirements identified in the “Comment” column of Schedule 5.3 as “Condition to Close” shall be satisfied by Seller to Buyer’s reasonable satisfaction prior to Closing. Seller shall use commercially reasonable efforts to satisfy to Buyer’s reasonable satisfaction those Transfer Requirements applicable to the Electricity Agreements and the SS Leases (each, a “Post-Closing Transfer Requirement”), provided that Buyer shall bear any third party costs or expenses in connection with such Post-Closing Transfer Requirements, and each Party will bear their own internal costs and expenses related thereto.

(b) If there are prohibitions against or conditions to the conveyance of any of the Assets without the prior written consent of third parties, which if not satisfied, waived, released, or terminated would result in a breach of such prohibitions or conditions or would give an outside party the right to terminate Buyer’s rights with respect to such Assets (herein called a “Restriction”), then any provision contained in this Agreement to the contrary notwithstanding, the transfer of title to or interest in each such Asset (herein called the “Restricted Asset”) pursuant to this Agreement shall not become effective unless and until such Restriction is satisfied, waived or no longer applies. When and if such a Restriction is so satisfied, waived or no longer applies, to the extent permitted by applicable law and any applicable contractual provisions, the assignment of the Restricted Asset subject thereto shall become effective automatically as of the Closing Date, without further action on the part of Seller or Buyer.

(c) If a Post-Closing Transfer Requirement applicable to either of the Electricity Purchase and Sale Agreements dated May 13, 2008 and June 1, 2013 and identified on Schedule 5.3 (the “Electricity Agreements”) has not been obtained within thirty (30) days after the Closing, then, with respect to any such Electricity Agreement for which a Post-Closing Transfer Requirement has not been satisfied by such date, Seller agrees to liquidate such Electricity Agreement (or agreements) if and to the extent permitted under the terms of such agreements and pay to Buyer the proceeds thereof, after the deduction of applicable taxes and expenses. Provided, however, that Seller agrees to request consent to the transfer of the Electricity Agreements within twenty four (24) hours after Closing. If a Post-Closing Transfer Requirement applicable to either of the Sealy & Smith Foundation leases dated November 4, 2011 and September 17, 2013 and identified on Schedule 5.3 (the “SS Leases”) has not been obtained within seventy-five (75) days after the Closing, then, with respect to any such SS Lease for which a Post-Closing Transfer Requirement has not been satisfied by such date, the Buyer and Seller will reasonably cooperate to execute an agreement providing that Buyer will be the contract operator on behalf of the Seller of the SS Lease(s) for which a Post-Closing Transfer Requirement has not been obtained, and the Seller will not be required to bear any costs of any kind associated with ownership or operation of the SS Leases and Seller will not be entitled to any revenue of any kind from the SS Leases. For those Transfer Requirements identified on the last row of Schedule 5.3 as requiring the commercially reasonable efforts of Seller to obtain, Seller shall, promptly following Buyer’s written request, provide Buyer with all the rights and benefits of the Assets subject to such

Transfer Requirement and shall use commercially reasonable efforts to satisfy such Transfer Requirements to Buyer’s reasonable satisfaction within thirty (30) days after the Closing, provided that, (i) with respect to railroad Transfer Requirements, Seller and Buyer shall each be responsible for fifty percent (50%) of any fees or costs imposed upon Seller or Buyer by the counterparty granting or satisfying the applicable Transfer Requirement (with Seller’s proportionate share of such fees or costs not to exceed $500 per each railroad Transfer Requirement) and, (ii) with respect to all other such Transfer Requirements identified on the last row of Schedule 5.3 as requiring the commercially reasonable efforts of Seller to obtain, Buyer shall bear any third party costs or expenses in connection with such Transfer Requirements, and (iii) and each Party will bear their own internal costs and expenses related thereto.

(d) Following the Closing, Buyer shall be solely responsible for providing notices required in connection with any preferential purchase rights affecting the Assets. With respect to those Assets subject to a preferential purchase right and conveyed to Buyer at Closing, Buyer agrees to convey such affected Asset to the party exercising such right on the same terms and conditions under which Seller conveyed such Asset to Buyer (with the purchase price being the Allocated Value for the affected Asset) and retain all amounts paid by the party exercising such preferential right to purchase. In the event of such exercise, Buyer shall prepare, execute and deliver a form of conveyance of such Asset to such exercising party, such conveyance to be in form and substance as provided in this Agreement.

(e) The rights and remedies granted the Parties in this Section 5.3, together with the indemnifications set forth in Article 15 are the exclusive rights and remedies under this Agreement for Transfer Requirements, Post-Closing Transfer Requirements and preferential purchase rights applicable to the Assets.

5.4 Personal Property and Equipment. Except as specifically set forth in this Agreement and the Conveyances, Seller expressly disclaims and negates any representation and warranty as to the condition of any personal property, equipment, fixtures and items of movable property comprising any part of the Assets, including (i) any implied or express warranty of merchantability, (ii) any implied or express warranty of fitness for a particular purpose, (iii) any implied or express warranty of conformity to models or samples of materials, (iv) any rights of assignee under applicable statutes to claim diminution of consideration, and (v) any claim by Buyer for damages because of defects, whether known or unknown, it being expressly understood by Buyer that said personal property, fixtures, equipment and items are being conveyed to Buyer “as is, where is,” with all faults and in their present condition and state of repair. Buyer shall have inspected, or waived (and upon Closing shall be deemed to have waived) its right to inspect, the personal property, equipment, fixtures and items of movable property, for all purposes and satisfied itself as to their physical and environmental condition.

ARTICLE 6.

ENVIRONMENTAL MATTERS

The provisions of this Article apply only to the environmental matters associated with the Assets as the result of oil and gas operations on the Lands.

6.1 Definitions. For the purposes of the Agreement, the following terms shall have the following meanings:

“Environmental Defect” means a condition in, on, or under an Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water and ground water) that (i) creates, or could, based on the facts existing on the Closing Date, reasonably be expected to create, an Asset to be in violation of an Environmental Law, or (ii) would require Remediation under an Environmental Law, or (iii) creates, or could, based on the facts existing on the Closing Date, reasonably be expected to create, liability to third parties under an Environmental Law.

“Environmental Law” means any Laws, or other legally enforceable requirements (including, without limitation, common law) issued by any Governmental Authority in effect on or before the Closing Date regulating or imposing liability or standards of conduct concerning protection of the environment or human health and safety or the discharge, release, production, storage, treatment, seepage, escape, leakage, emission, emptying, leaching, handling or disposal of any hazardous material, NORM or hydrocarbons, protection of threatened and endangered species, wetlands and waterways and all rules or regulations implementing the foregoing that are applicable to the ownership, operation, use or maintenance of the Assets such as the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, and the Oil Pollution Act of 1990, as amended, and all similar Laws of any Governmental Authority having jurisdiction over the property in question.

“Remediation” means actions taken to correct an Environmental Defect or otherwise required to remediate in compliance with Environmental Law.

6.2 Buyer’s Acknowledgment Concerning Possible Contamination of the Assets. Buyer is aware that the Assets have been used for exploration, development, production and transportation of Hydrocarbons and that there may be petroleum, produced water, wastes, or other materials located on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, hazardous substances, or naturally occurring radioactive materials (“NORM”). NORM may affix or attach itself to the inside of Wells, materials, and equipment as scale, or in other forms; the Wells, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or hazardous substances; and NORM-containing material and other wastes or hazardous substances may have been buried, come in contact with the soil, or otherwise been disposed of on the Assets. Special procedures may be required for the remediation, removal, transportation, or disposal of wastes, asbestos, hazardous substances, and NORM from the Assets.

6.3 Environmental Liabilities and Obligations

(a) Retained Environmental Liabilities. Upon Closing, Seller agrees to retain and pay, perform, fulfill and discharge and release Buyer from all Losses relating to the disposal by Seller prior to the Closing of any hazardous substances or solid wastes generated on the Assets and disposed off of the Assets in violation of Environmental Laws (“Off-Site Environmental Liabilities”).

(b) Assumed Environmental Liabilities. Upon Closing, except for Off-Site Environmental Liabilities and subject to Seller’s indemnification obligations in Section 15.4(a), Buyer agrees to assume and pay, perform, fulfill and discharge and release Seller from all Losses relating to environmental conditions in, on or under the Assets attributable to the period of time before and after the Effective Time, including any and all liability for (i) the assessment, remediation, removal, transportation and disposal of wastes, asbestos, hazardous substances and NORM, (ii) compliance with Environmental Laws in respect of the environmental condition of the Assets as of the Effective Time, and (iii) the obligation to plug and abandon the Wells and reclaim and/or decommission, as applicable, existing well sites on the Lands and other facilities or pipelines (including the Plant and Brillhart Pipeline) related to the Assets (collectively, the “Assumed Environmental Liabilities”).

6.4 Waiver of Environmental Defect Adjustment to Purchase Price. Buyer represents to Seller that Buyer has conducted environmental due diligence in respect of the Assets to its full satisfaction prior to the execution of this Agreement. Except as otherwise expressly set forth in this Agreement, Buyer hereby accepts the current environmental condition of the Assets and waives its rights to assert any Environmental Defect as an adjustment to the Purchase Price.

ARTICLE 7.

SELLER’S REPRESENTATIONS

Seller makes the following representations and warranties to Buyer as of the execution of this Agreement and as of the Closing Date:

7.1 Corporate Representations.

(a) Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to carry on its business in the States of Colorado and Texas.

(b) Seller has all requisite power and authority to own the Assets, to carry on its business as presently conducted, to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transaction to which it is a party and to consummate the Transaction. The execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transaction to which it is a party, and the consummation by it of the Transaction and the transactions contemplated thereby, have been duly authorized by all necessary corporate action of Seller.

(c) The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, (i) create a Lien on the Assets, (ii) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any provision of Seller’s governing documents or any material lease, contract, agreement, instrument or obligation to which Seller is a party or by which Seller or the Assets are bound, or, (iii) violate, conflict with or constitute a breach of any Laws.

7.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction have been duly and validly authorized by all requisite action by Seller. This Agreement, the Conveyance and each other agreement, instrument or document executed or to be executed by Seller in connection with the Transaction to which it is a party constitutes, or when executed and delivered will constitute, Seller’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

7.3 Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Buyer shall have any responsibility whatsoever.

7.4 Litigation. Except as set forth on Schedule 7.4, Seller has not received a written claim, charge, audit, investigation or demand notice that has not been resolved and that would adversely affect any of the Assets and Asset Workers. Except as set forth on Schedule 7.4, there is no Action pending or, to Seller’s Knowledge, threatened against Seller or with respect to any of the Assets or Asset Workers, before any arbitration authority or Governmental Authority that relate to any of the Assets or Asset Workers, or that would affect Seller’s ability to execute and deliver this Agreement or to consummate the Transaction.

7.5 Liabilities and Debt.

(a) Except as set forth on Schedule 7.5(a) and for Permitted Encumbrances, there are no (i) judgments, transcripts of judgments or court actions, adjudicated or pending against or involving Seller or the Assets, (ii) Liens against or involving Seller or the Assets other than those that will be released at or before Closing, (iii) notices of unredeemed tax sales or unpaid taxes or special assessments due or delinquent filed against Seller’s interest in the Assets, or (iv) assignments of leasehold from Seller to other parties not recorded or reflected in the materials provided which would operate to reduce the NRI or increase the WI set forth on Exhibit B-1.

(b) Except as set forth on Schedule 7.5(b), there is no Indebtedness currently outstanding in respect of the Assets other than such Indebtedness that will be released at or before Closing. Seller is not in default in payment of any such Indebtedness with respect to which it is an obligor or in default of any covenant, agreement, representation, warranty or other term of any document, instrument or agreement evidencing, securing or otherwise pertaining to any such Indebtedness.

7.6 Judgments. There are no unsatisfied or continuing judgments, orders, decrees, directives or injunctions issued by an arbitration authority or Governmental Authority outstanding against Seller with respect to the Assets that would be reasonably expected to impair Seller’s ability to enter into this Agreement or consummate the Transaction.

7.7 Compliance with Laws.

(a) To Seller’s Knowledge, the Seller and the Assets are currently in compliance with all Laws applicable to the ownership, operation, development, maintenance or use of the Assets except for any such failures to so comply that would not reasonably be expected to have a Material Adverse Effect.

(b) Seller has not received any written notice from any Governmental Authority claiming any violation of or noncompliance with any Law with respect to the Assets that remains unresolved and would reasonably be expected to have a Material Adverse Effect.

(c) The Seller has not received any written claim, demand, notice of violation, citation notice of potential liability, or notice that Seller is a potentially responsible party under any applicable Environmental Law (other than past violations, if any, that have been resolved, to the Knowledge of Seller, without any material ongoing obligations).

(d) Seller has made available to Buyer all environmental reports prepared by environmental consulting firms that are in the possession of Sellers and that address material environmental conditions or Remediation obligations affecting the Assets.

7.8 Material Agreements. To Seller’s Knowledge, except for the Leases and other agreements listed on Exhibit A, Seller has identified on Exhibit C a list of all agreements to which Seller is a party or by which the Assets are bound that are material to the ownership or operation of the Assets, or by which the Assets are bound, including the following: (i) all agreements requiring expenditures in excess of $100,000 in the aggregate in any twelve-month period beginning on or after the Effective Time; (ii) all agreements with any affiliates of Seller; (iii) all agreements for the sale, exchange or other disposition of Hydrocarbons produced from or attributable to the Assets or for the purchase, processing or transportation of any Hydrocarbons, in each case that is not cancelable without penalty or other payment on not more than 60 days’ prior written notice, other than terms of operating agreements or gas balancing agreements which permit an operator or other co-owner to take or market production of a non-taking co-owner; (iv) all agreements to sell, lease, farm out, or otherwise dispose of any interest in any of the Assets after the Effective Time, other than non-consent penalties for nonparticipation in operations under operating agreements or conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets; (v) all Tax partnership agreements of or binding upon Seller affecting any of the Assets; (vi) all agreements that create any area of mutual interest or similar provision with respect to the Assets; and (vii) all joint operating agreements or joint development agreements (the “Material Agreements”). Except as noted on Exhibit C:

(a) to Seller’s Knowledge the Material Agreements are in full force and effect in all material respects;

(b) Seller is not in material default with respect to any Material Agreement nor, to Seller’s Knowledge is any counterparty thereunder in material default;

(c) to Seller’s Knowledge, no event, occurrence, condition or act has occurred that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by any party to the Material Agreements; and

(d) Seller has made all of Seller’s payments due and owing under the Material Agreements in a timely manner before the same became delinquent.

Buyer and Seller agree and acknowledge that Leases are not Material Agreements.

7.9 Governmental Permits. To Seller’s Knowledge, Seller has all Permits necessary or appropriate to own and operate the Assets as presently being owned and operated. To Seller’s Knowledge, such Permits are in full force and effect and Seller has not received written notice of any violations in respect of any such Permits that remains uncured.

7.10 Hydrocarbon Sales Contracts. Seller has listed all Hydrocarbon Sales Contracts on Schedule 7.10. Except for payments that are not material, to Seller’s Knowledge, proceeds from the sale of oil, condensate, and gas from the Assets are being received by Seller in a timely manner. To Seller’s Knowledge, Seller is not having deliveries of gas from any Asset subject to a Hydrocarbon Sales Contract curtailed substantially below such property’s delivery capacity.

7.11 Property Costs. To Seller’s Knowledge Seller has paid all Property Costs attributable to the period of time prior to the Effective Time and during Seller’s ownership of the Assets as such Property Costs become due, and such Property Costs are being paid in a timely manner before the same become delinquent, except for any such Property Costs as are being disputed in good faith by Seller in a timely manner and are identified on Schedule 7.11.

7.12 Transfer Requirements. Except as set forth on Schedule 5.3, there are no Transfer Requirements.

7.13 Employee Matters.

(a) The Asset Workers are not subject to a collective bargaining agreement or represented by any labor union.

(b) Seller has delivered to Buyer as of the date hereof the data and information set forth on Schedule 9.4-III.

7.14 Preferential Rights. Except as set forth on Schedule 7.14, none of the Assets is subject to any preferential right to purchase all or any portion of the Assets (“Preferential Right”).

7.15 Taxes. All Asset Taxes that have become due and payable before the Effective Time have been properly paid, other than Taxes which are being contested in good faith and are described on Schedule 7.15. There are no Liens for Taxes (other than Permitted Encumbrances) on any of the Assets. Seller has not received written notice of any pending claim against or audit or examination of Seller from any taxing authority for the assessment of any Tax pertaining to the Assets that, if unpaid, could give rise to a Lien or other claim against any of the Assets. Except as set forth on Schedule 7.15, (a) the Seller has not agreed to extend the statute of limitations for assessments of Taxes, and (b) there are no administrative proceedings or lawsuits pending against Seller or the Assets by any taxing authority. No Asset is subject to any partnership within the meaning of subchapter K of Chapter 1 of Subtitle A of the Code. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

7.16 Bankruptcy. There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by, or, to Seller’s Knowledge, threatened against Seller.

7.17 Financial Assurances and Guarantees. Except as set forth on Schedule 7.17, neither Seller nor any Affiliate has obtained or issued any guarantees, letters of credit, letters of comfort, surety bonds, self-bonds, performance bonds, reclamation bonds or other similar financial assurances relating to the Assets.

7.18 Oil and Gas Operations. All Wells listed on Exhibit B have been drilled and (if completed) completed, operated and produced in compliance with applicable Leases, pooling and unit agreements, Permits and applicable Laws. No Well listed on Exhibit B is subject to penalties on allowables because of any overproduction or any other violation of applicable Law that would prevent such Well from being entitled to its full legal and regular allowable from and after the Closing Date as prescribed by any Governmental Authority.

7.19 Audits. Except as provided on Schedule 7.19, there are no audits currently being conducted by Seller of the joint account under any operating agreements related to the Assets nor are there any such audits of Seller currently underway.

7.20 Areas of Mutual Interest. Except as listed on Schedule 7.20, none of the Assets are subject to (or have related to them) any area of mutual interest or participation provisions or agreements.

7.21 Financial Records. Seller has provided true, correct and complete copies of the lease operating statements relating to the Assets for the three years prior to the Effective Date, which lease operating statements have been prepared on a consistent basis in accordance with Seller’s past practices.

7.22 Disclosures. The matters set forth on any of the Exhibits attached hereto are not necessarily matters that Seller is required to disclose or matters that would constitute a breach of any representation or warranty had such matters not been disclosed.

7.23 Assets.

(a) Seller has good title to the owned personal property used in and necessary to the conduct of the Seller’s operations of the Assets as conducted on the date hereof, free and clear of all liens and encumbrances, except for such liens and encumbrances which would not materially impact the ownership or use of such personal property.

(b) There is no pending or, to the Knowledge of Seller, threatened condemnation of any Leases, Lands, Wells or Real Property Interests listed on Exhibits A-1, A-2, A-I, A-II, B, I or J by any Governmental Authority (or any other Person with the right to impose eminent domain).

(c) Except as listed on Schedules 7.4 and 7.5(a), to the Knowledge of Seller, (i) neither the Seller, nor any of its Affiliates, is in material default under any Leases, Lands, Wells or Real Property Interests listed on Exhibits A-1, A-2, A-I, A-II, B I and L, and (ii) no owner or grantor Leases, Lands, Wells or Real Property Interests listed on Exhibits A-1, A-2, A-I, A-II, B, I and J is in material default under such Lease, Land, Well or Real Property Interest. Except as listed on Schedules 7.4 and 7.5(a), to the Knowledge of Seller, no event has occurred which constitutes a material default or, with lapse of time or giving of notice or both, would constitute a material default under the Leases, Lands, Wells or Real Property Interests listed on Exhibits A-1, A-2, A-I, A-II, B, I or J.

(d) To the Knowledge of Seller, the Facilities have been constructed, owned, maintained and operated consistently with industry standards in all material respects and are, in all material respects, in good repair, working order and operating condition and adequate in all material respects for their present uses by the Seller, ordinary wear and tear excepted.

(e) To the Knowledge of Seller, all royalties, overriding royalties, compensatory royalties and other payments payable by Seller from or in respect of Hydrocarbon production from the Assets, have been or will be, prior to the Closing Date, properly and correctly paid or provided for in all respects, except for those for which Seller has a legal right to suspend.

(f) To Seller’s Knowledge, all of the Wells that have been drilled and completed have been drilled and completed on lands currently covered by the Leases or on lands properly pooled or unitized therewith.

(g) Seller has abandoned all applicable Wells operated by it under good oil and gas industry practices and, to Seller’s Knowledge in accordance with the applicable Leases, Material Agreements and applicable Laws.

(h) Schedule 7.23(i) sets forth a true and complete list and amount, as of the Closing Date, of all third party proceeds of Hydrocarbon production from the Seller operated Assets being held in suspense by Seller.

(i) Seller has a legal right of access to all of the Leases and Wells, and following the Closing, to Seller’s Knowledge and subject to the receipt of the proper and necessary governmental and third-party approvals, Buyer will have a legal right of access to all of the Leases and Wells.

(j) To Seller’s Knowledge, Seller has not elected nor been deemed to have elected as a non-consenting party with respect to any Well, AFE, proposal, or other operations with respect to the Assets.

ARTICLE 8.

BUYER’S REPRESENTATIONS

Buyer makes the following representations and warranties to Seller as of the execution of this Agreement and as of the Closing Date:

8.1 Corporate Representations.

(a) Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to carry on its business in the States of Colorado and Texas.

(b) Buyer has all requisite power and authority to own the Assets at Closing, to carry on its business as presently conducted and to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transaction to which it is a party and to consummate the Transaction. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transaction to which it is a party, and the consummation by it of the Transaction and thereby, have been duly authorized by all necessary approval action of Buyer.

(c) The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not (i) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any provision of Buyer’s governing documents or any material lease, contract, agreement, instrument or obligation to which Buyer is a party or by which Buyer is bound, or (ii) violate, conflict with or constitute a breach of any Laws.

8.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction have been, or will be at the time of such performance, duly and validly authorized by all requisite action on behalf of Buyer. This Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transaction to which it is a party constitutes, or when executed and delivered will constitute, Buyer’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

8.3 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.

8.4 Litigation. There is no Action by any person, entity or Governmental Authority pending or, to Buyer’s Knowledge, threatened against it before any Governmental Authority that impedes or is likely to impede Buyer’s ability to consummate the Transaction and to assume the liabilities to be assumed by Buyer under this Agreement, including the Assumed Liabilities.

8.5 Financial Resources. Buyer has or will have as of the Closing Date the financial resources available to close the Transaction.

8.6 Securities Laws, Access to Data and Information. Buyer is familiar with the Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business. Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Assets. Buyer acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky Laws and that resales thereof may therefore be subject to the registration requirements of such acts. The Assets are being acquired solely for Buyer’s own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein.

8.7 Buyer’s Evaluation.

(a) Records. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer acknowledges that Seller has made available to it the Records and the opportunity to examine, to the extent it deemed necessary in its sole discretion, all real property, personal property and equipment associated with the Assets. Except for the representations of Seller contained in this Agreement and the special warranty in the Conveyance, Buyer acknowledges and agrees that Seller has not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Records or any other information relating to the Assets furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, including any estimate with respect to the value of the Assets, estimates of when “payout” will occur for a particular Asset, estimates or any projections as to reserves and/or events that could or could not occur, future operating expenses, future workover expenses and future cash flow.

(b) Independent Evaluation. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and the Exhibits and Schedules to this Agreement and the Conveyance and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of the Transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets, the value of the Assets and future operation, maintenance and development costs associated with the Assets. Buyer is aware of the geologic factors and risks associated with operating oil and gas wells. Accordingly, Buyer assumes the risk of the downhole condition of the Wells. Except as expressly provided in this Agreement or the Conveyance, Seller shall not have any liability to Buyer or its Affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the Records or other information relating to the Assets provided by or on behalf of Seller.

(c) Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE CONVEYANCES, THE ASSETS ARE SOLD AND ACCEPTED BY BUYER “AS IS, WHERE IS AND WITH ALL FAULTS” AND SELLER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN FACT OR BY LAW, WITH RESPECT TO THE ORIGIN, QUALITY, CONDITION OR SAFETY OF ANY EQUIPMENT OR OTHER PERSONAL PROPERTY, TITLE TO PERSONAL OR MIXED PROPERTY, TITLE TO REAL PROPERTY, COMPLIANCE WITH GOVERNMENTAL REGULATIONS OR LAWS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSES, CONDITION, QUANTITY, VALUE OR EXISTENCE OF RESERVES OF OIL, GAS OR OTHER MINERALS PRODUCIBLE OR RECOVERABLE FROM THE LEASES OR WELLS, OR OTHERWISE. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE CONVEYANCE, ALL WELLS, PERSONAL OR MIXED PROPERTY, DATA, RECORDS, MACHINERY, EQUIPMENT AND FACILITIES COMPRISING THE ASSETS OR SITUATED THEREON OR APPURTENANT THERETO, ARE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY “AS IS, WHERE IS” AND WITHOUT RECOURSE AGAINST SELLER.

(d) Acknowledgement. Buyer acknowledges that the Assets have been used for oil and gas drilling and producing operations, transportation or gathering operations, related oil field operations and possibly the storage and disposal of waste material incidental to or occurring in connection with such operation, and that physical changes in land may have occurred as a result of such uses and that Buyer has entered into this Agreement on the basis of Buyer’s own investigation or right to investigate, the physical condition of the Assets. Except as otherwise expressly set forth in this Agreement and the Conveyances, Buyer has acquired the Assets precisely and only in an “as is, where is” condition and assumes the risk that adverse physical conditions including the presence of unknown abandoned or unproductive oil wells, gas wells, equipment, pits, landfills, flowlines, pipelines, water wells, injection wells and sumps which may or may not have been revealed by Buyer’s investigation, are located thereon or therein, and whether known or unknown to Buyer as of Closing.

(e) WAIVER OF DECEPTIVE TRADE PRACTICES ACT. BUYER HEREBY WAIVES, TO THE EXTENT APPLICABLE, IF AT ALL, THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES – CONSUMER PROTECTION ACT (TEXAS BUSINESS AND COMMERCE CODE SECTION 17.41 ET SEQ.).

ARTICLE 9.

COVENANTS AND AGREEMENTS

9.1 Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:

(a) No Mortgages. Seller shall deliver releases of any mortgages or financing statements in respect of Liens on the Assets at Closing, in form and substance satisfactory to Buyer.

(b) Insurance. Seller will maintain through the Closing Date, with respect to the Assets, the insurance coverage described on Schedule 9.1(b).

(c) Permits. Seller shall use reasonable best efforts to cause all Permits relating to the Assets to be transferred to Buyer. Seller shall not be obligated to expend any funds in obtaining such transfers other than fees and expenses of Seller’s counsel, and if Seller incurs any expenses (other than fees and expenses of Seller’s counsel) in connection with such transfers on Buyer’s behalf, then Buyer, at Seller’s option, will prepay or immediately reimburse Seller after Seller incurs such expenses.

9.2 Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller as follows:

(a) Replacement Bonds and Instruments. At Closing, Buyer shall provide replacement instruments for each bond or similar contingent obligation given by Seller securing its, or its contract operator’s, obligations relating to the Assets, set forth on Schedule 9.2(a) (collectively, the “Instruments”). As soon as practical after Closing, Buyer (with reasonable assistance of Seller as requested by Buyer) shall use its commercially reasonable efforts to obtain the release of the Assets and/or Seller from the Instruments.

(b) Change of Name. Buyer undertakes and agrees that promptly after the Closing (but no later than the date that is six (6) months after the Closing Date), it will take all actions necessary to delete the use of the name “Whiting” and/or any derivative thereof with respect to any of the Assets.

9.3 Covenants and Agreements of the Parties. The Parties covenant and agree as follows:

(a) Confidentiality. Upon Closing, the provisions of this Section 9.3 supersede and replace the terms and conditions of that certain Confidentiality Agreement dated September 15, 2015 between Seller and Buyer (the “Confidentiality Agreement”). All data and information, whether written, electronic or oral, exchanged by the Parties in connection with the Transaction, including the Records, whether obtained by such Party before or after the execution of this Agreement, and data and information generated by a Party in connection with the Transaction (collectively, the “Information”), is deemed by the Parties to be confidential and proprietary to the other Party until the Closing (and after Closing with respect to Seller). Until the Closing, except as permitted by Section 16.5 or as required by Laws or stock exchange rule or regulation, the Parties and their officers, agents and representatives will hold in strict confidence all Information, except any Information which: (i) at the time of disclosure is in the public domain; (ii) after disclosure becomes part of the public domain by publication or otherwise, except by breach of this commitment by the receiving Party; (iii) was rightfully in the receiving Party’s possession at the time of disclosure; (iv) the receiving Party rightfully receives from third parties free of any obligation of confidence; or (v) is developed independently by the receiving Party without the Information. Upon Closing, the Buyer shall not be limited by the terms hereof or the Confidentiality Agreement with respect to its ownership and operation of the Assets. The obligations of the Parties under this Section 9.3(a) shall terminate on one (1) year after the Closing.

(b) Injunctive Relief. The Parties agree that the disclosing Party will not have an adequate remedy of Laws if the receiving Party violates any of the terms of Sections 9.3(a) and/or 9.3(b). In such event, the disclosing Party will have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threaten breach of the terms of Sections 9.3(a) and/or 9.3(b), or to obtain specific enforcement of such terms.

(c) Cure Period for Breach. If any Party believes any other Party has breached the terms of this Agreement, the Party who believes the breach has occurred shall give written notice to the breaching Party of the nature of the breach and give the breaching Party 48 hours to cure. Notwithstanding the foregoing, this Section 9.3(d) shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing.

(d) Notice of Breach. If either Seller or Buyer has knowledge that the other Party breached a representation or warranty under this Agreement, that Party shall promptly inform the other Party of such breach so that it may attempt to remedy or cure such breach prior to Closing.

9.4 Employee Matters. Schedule 9.4-I contains a schedule of Asset Workers. Seller will make available to Buyer during normal business hours on reasonable advance notice all of the Asset Workers to discuss potential employment (except for those Excluded Employees identified on Schedule 9.4-II) with Buyer or an Affiliate of Buyer during the term of the Transition Services Agreement (such entity that makes any employment offers pursuant to this Section 9.4 is herein referred to as the “Buyer Employer”). Buyer shall provide Seller advance written notice of those Asset Workers to whom a Buyer Employer intends to make offers of employment in accordance with the Transition Services Agreement. The Buyer Employer’s determination as to which Asset Workers shall be identified for an offer of employment, and the proposed terms of employment offered by the Buyer Employer, shall be within the sole discretion of the Buyer Employer; provided, however, that its election and determination shall be made in accordance with all Laws. The Buyer Employer shall have no obligation under this Agreement to employ any of the Asset Workers. Those employees who accept the Buyer Employer’s employment offers and become active employees of the Buyer Employer pursuant to this Section 9.4 are referred to herein as the “Rehired Employees.” Seller shall deliver the information provided on the attached Schedule 9.4-III for each of the Asset Workers at Closing.

ARTICLE 10.

TAX MATTERS

10.1 Certain Definitions.

(a) “Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use and similar Taxes (including any interest, fine, penalty or additions to such Tax imposed by a Governmental Authority) assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (i) Income Taxes and (ii) Transfer Taxes.

(b) “Income Taxes” shall mean (i) all Taxes based upon, measured by, or calculated with respect to gross, modified gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to is included in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above, including, in each case Tax is referenced in this Section 10.1(b), any interest, fine, penalty or additions to such Tax imposed by a Governmental Authority.

(c) “Seller Taxes” shall mean (i) Income Taxes imposed by any Laws on Seller or any of its Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (ii) Asset Taxes allocable to Seller pursuant to Section 10.2 (taking into account, and without duplication of, (A) such Asset Taxes effectively born by Seller as a result of Purchase Price adjustments made pursuant to Section 3.4 and/or Section 14.1 and (B) any payments made from one Party to the other in respect of Asset Taxes pursuant to the penultimate sentence of Section 10.3), (iii) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, if any, and (iv) any and all other Taxes imposed on or with respect to the ownership or operation of the Assets for any tax period (or portion thereof) ending before the Effective Time.

(d) “Straddle Period” shall mean any tax period beginning before and ending after the Effective Time.

(e) “Tax Return” means any return, declaration, report, information, return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

(f) “Taxes” shall mean (i) all taxes, assessments, fees, unclaimed property and escheat obligations, and other charges of any kind whatsoever imposed by any Governmental Authority, including any federal, state, local and foreign income, gross receipts, capital gains, franchise, ad valorem, property, production, excise, net proceeds, severance, sales, use, stamp, withholding, employment, alternative or add-on minimum, and estimated taxes and (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i).

10.2 Apportionment of Asset Tax Liability.

(a) Seller shall be allocated and bear all Asset Taxes attributable to (i) any tax period (or portion thereof) ending prior to the Effective Time and (ii) the portion of any Straddle Period ending prior to the Effective Time. Buyer shall be allocated and bear all Asset Taxes attributable to (A) any tax period (or portion thereof) beginning on or after the Effective Time and (B) the portion of any Straddle Period beginning on the Effective Time.

(b) For purposes of determining the allocations described in Section 10.2(a), (i) Asset Taxes that are attributable to or based upon the severance or production of Hydrocarbons shall be allocated to the period (or portion thereof) in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the period (or portion thereof) in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or similar Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending prior to the Effective Time and the portion of such Straddle Period beginning on or after the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the day on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on and after the day on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

10.3 Calculation of Adjustments for Asset Tax Liabilities. Consistent with Section 10.2, and based on the best current information available as of Closing or the time the Final

Settlement Statement is finalized, as applicable, the proration of applicable Asset Taxes shall be made between the Parties as an adjustment to the Purchase Price pursuant to Section 3.4 and thereafter further adjusted, as applicable, pursuant to Section 14.1. If estimates are used for purposes of adjusting the Purchase Price for an Asset Tax pursuant to Section 3.4 and Section 14.1, upon the later determination of the actual amount of such Asset Tax, timely payments will be made from Seller to Buyer or from Buyer to Seller, as applicable, to the extent necessary to cause each of Sellers and Buyer to bear the amount of such Asset Tax that is allocable to it under Section 10.2. Notwithstanding any provision of this Agreement to the contrary, Section 15.3 shall not apply with respect to Asset Taxes, and Asset Taxes shall not be treated as Property Costs for purposes of Section 15.3.

10.4 Tax Reports and Returns; Cooperation.

(a) For the tax period in which the Effective Time occurs, Seller agrees to immediately forward to Buyer any such tax reports and returns received by Seller after Closing and provide Buyer with appropriate information in Seller’s possession which is necessary for Buyer to file any required tax reports and returns related to the Assets. Buyer agrees to file all Tax Returns and reports for Asset Taxes applicable to the Assets that are required to be filed after the Closing, and pay all required Asset Taxes payable with respect to the Assets subject to the provisions of Sections 10.2 and 15.4. If Seller has withheld any monies for third parties for Taxes with respect to the Assets, Seller shall remit such monies to Buyer upon the earlier of five days prior to the due date of any such remittance or within three months of Closing, and Buyer shall then assume the responsibility and liability for the payment of such Taxes for and on behalf of such third parties solely up to the amount of monies received by Buyer from Seller with respect to such Taxes.

(b) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Action with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

10.5 Transfer Taxes. Buyer shall be liable for, and shall indemnify Seller for, any sales and use taxes, conveyance, transfer and recording fees and mortgage stamps, real estate transfer taxes or stamps or similar Taxes (excluding for the avoidance of doubt Income Taxes) that may be imposed on the transfer of the Assets pursuant to this Agreement (“Transfer Taxes”). However, if required by Laws, Buyer shall, in accordance with Laws, calculate and Seller will remit any Transfer Taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefor. If Seller receives notice that any

Transfer Taxes are due, Seller shall promptly forward such notice to Buyer for handling or, if necessary, Buyer shall remit such Transfer Taxes, along with applicable penalties and interest, to Seller. Buyer shall timely remit all Transfer Taxes along with applicable penalties and interest to the appropriate Governmental Authority or to Seller as applicable. Buyer and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under Laws, the amount of any Transfer Taxes. It is the intent of Buyer and Seller that the sale of the Assets qualifies as an occasional sale under Texas Tax Code Ann. Sec. 151.304(b)(2) whereby (1) Seller is selling an entire separate division or branch when, prior to the Effective Time, income and expenses could be ascertained from books of account or records of Seller and (2) the transfer of all or substantially all property held or used by Buyer will be in the course of an activity is substantially the same as Seller. To the extent the Governmental Authority does not agree and assesses sales or use tax on the Buyer or Seller for the purchase/sale of the Assets, Buyer shall be responsible for payment of such sales/use taxes along with penalties and interest either directly to the Governmental Authority if Buyer is assessed by the Governmental Authority or to Seller if Seller is assessed by the Governmental Authority.

ARTICLE 11.

CONDITIONS PRECEDENT TO CLOSING

11.1 Suspense Funds. By way of a Purchase Price adjustment pursuant to Section 3.4(d)(iii), Seller shall be deemed to have delivered to Buyer at Closing all proceeds from production attributable to the Assets which are held in suspense as of the Closing Date. Buyer shall be responsible for the distribution of such suspended proceeds and agrees to indemnify, defend and hold harmless Seller from and against any claims, liabilities and losses arising from Buyer’s management and/or distribution of such suspended proceeds on or after the Closing Date. Seller agrees to indemnify, defend and hold harmless Buyer from and against any claims, liabilities and losses arising from Seller’s collection and/or management of such suspended proceeds prior to the Closing Date.

ARTICLE 12.

RESERVED

ARTICLE 13.

CLOSING

13.1 Date of Closing. The “Closing” of the Transaction shall be held on or before July 26, 2016, or on such other date as Buyer and Seller may agree in writing. The date the Closing actually occurs is called the “Closing Date.”

13.2 Place of Closing. The Closing shall be held at the offices of Seller, 1700 Broadway, Suite 2300 in Denver, Colorado at 10:00 a.m., Mountain Time, or at such other time and place as Buyer and Seller may agree in writing.

13.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller shall execute, acknowledge and deliver to Buyer an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit F (the “Conveyance”), in sufficient counterparts for recording in each county where the Assets are located, conveying the Assets to Buyer as of the Effective Time, with (i) a special warranty of the real property title by, through and under Seller and its Affiliates but not otherwise, subject to the Permitted Encumbrances, and (ii) with all personal property and fixtures conveyed “AS IS, WHERE IS,” with no warranties whatsoever, express, implied or statutory.

(b) Seller shall execute, acknowledge and deliver to Buyer an assignment on the required governmental forms or any other appropriate forms and any deeds necessary to convey the Assets to Buyer.

(c) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement if agreed upon.

(d) Buyer shall deliver the Closing Amount, to the account at the bank designated by Seller in written instructions delivered to Buyer not less than two (2) business days prior to Closing, by wire transfer in immediately available funds, or by such other method as agreed to by the Parties.

(e) Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code.

(f) Buyer shall have executed (x) Amendment No. 002 to that certain Product Sale and Purchase Contract between Seller and KM dated effective as January 1, 2012 (as amended, the “2012 Product Sale Agreement”), (y) Amendment No. 003 to Product Sale and Purchase Contract between KM and Seller dated effective as March 1, 2006, and (z) Amendment No. 003 to Transportation Agreement between Seller and KM dated effective as of January 1, 2012 (as amended) ((x)-(z), collectively, the “CO2 Contracts”).

(g) Seller shall provide satisfactory evidence to Buyer that it has provided Kinder Morgan CO2 Company, L.P (“KM”) a letter of credit or other acceptable surety in the initial amount of Nine Million Dollars ($9,000,000) (“LOC”), as adjusted, in accordance with the terms of the LOC.

(h) Buyer shall provide evidence that it has provided replacement Instruments as set forth in Section 9.2(a).

(i) Seller shall deliver an adequate number for recording of original, properly executed and acknowledged releases of any mortgages affecting the Assets and any other Liens affecting the Assets except for Permitted Encumbrances, in form and substance satisfactory to Buyer.

(j) Buyer and Seller shall execute all documents necessary to transfer operations on the Seller operated Assets to Buyer or Buyer’s designated operator.

(k) Seller and Buyer shall execute and deliver the Transition Services Agreement substantially in the form set forth on Exhibit G.

(l) Seller and Buyer shall execute and deliver the Mineral and Royalty Deed substantially in the form set forth on Exhibit I.

(m) Seller and Buyer shall execute and deliver the Special Warranty Deed substantially in the form set forth on Exhibit J.

(n) Seller and Buyer shall execute and deliver the Seismic License in the form set forth on Exhibit D.

(o) Buyer shall execute and deliver to Seller the Secured Promissory Note (the “Promissory Note”) and the Mortgage, Deed of Trust, Security Agreement and Financing Statement (the “Mortgage”), in each case in the form set forth on Exhibit K and Exhibit K-1.

(p) Seller and Buyer shall deliver executed counterparts of the Consent to Assignment substantially in the form set forth on Exhibit M.

ARTICLE 14.

POST-CLOSING OBLIGATIONS

14.1 Post-Closing Adjustments.

(a) Final Settlement Statement. As soon as practicable after the Closing, but in no event later than ninety (90) days after the termination date of the Transition Services Agreement, Seller will prepare and deliver to Buyer, in accordance with customary industry accounting practices, a settlement statement (the “Final Settlement Statement”) setting forth each adjustment or payment pursuant to Section 3.4 that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the “Final Purchase Price”). As soon as practicable after receipt of the Final Settlement Statement, but in no event later than sixty (60) days after receipt of Seller’s proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The Parties shall attempt to agree with respect to the changes proposed by Buyer, if any, no later than thirty (30) days after receipt by Seller of Buyer’s proposed changes. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Final Settlement Date.” If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference. If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference. Any payment by Buyer or Seller, as the case may be, shall be made by wire transfer of immediately available funds within five (5) days of the Final Settlement Date. Any adjustments requiring additional payment by either Buyer or Seller shall also be made in the same manner.

(b) Dispute Resolution. If the Parties are unable to resolve a dispute as to the Final Purchase Price by thirty (30) days after Seller’s receipt of Buyer’s proposed changes, the Parties shall submit the dispute to binding arbitration to be conducted pursuant to Section 15.6.

14.2 Records. Seller and Buyer shall reasonably cooperate during the term of the Transition Services Agreement to arrange for the delivery of the Records to the Buyer, provided, however, all Records necessary for Buyer’s operation of the Assets upon termination of the Transition Services Agreement shall be delivered to Buyer no later than sixty (60) days after Closing. All remaining Records shall be delivered to Buyer no later than thirty (30) days after the termination of the Transition Services Agreement. Seller may retain copies of the Records and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all Laws governing document retention. Buyer will not destroy or otherwise dispose of Records for a period of four (4) years after Closing, unless Buyer first gives Seller reasonable notice and an opportunity to copy the Records to be destroyed.

14.3 Possession/Operations After Closing. Seller agrees to transfer possession of the Assets to Buyer at the Closing. All operations in respect of the Assets performed by Seller after the Closing Date shall be pursuant to the Transition Services Agreement.

14.4 Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction, including, if requested by Buyer, the conveyance or assignment of any Asset that is generally described in Article 2 and would have otherwise been conveyed to Buyer except for the fact that it was not specifically listed on the Exhibits.

14.5 SEC Reporting. After Closing, Seller shall make available to Buyer, as soon after Buyer’s request as reasonably practicable, and maintain any and all existing information and documents (“SEC Information”) in Seller’s possession as relate to the Assets for the period of the thirty-six (36) months prior to the Closing and as is reasonably required to comply with any and all of Buyer’s or any of Buyer’s Affiliates tax, financial reporting and securities laws reporting requirements and audits pursuant Regulation S-X (17 CFR Part 210) and Regulation S-K (17 CFR Part 229) in connection with the filing of one or more registration statements under the Securities Act of 1933, as amended (“33 Act”), or in connection with the filing of periodic reports or proxy statements under the Securities Exchange Act of 1934, as amended (“34 Act”). Without limiting the generality of the foregoing, Seller shall use commercially reasonable efforts to cooperate with Buyer (and/or Buyer’s Affiliates) and its underwriters (“Buyer’s Underwriter”) with respect to any registration statement, and with Buyer (and/or Buyer’s Affiliates) and its independent auditor (“Buyer’s Auditor”) with respect to the audit of any annual revenue and expense statements, balance sheets and cash flow statements, related to the Assets as Buyer or any of its Affiliates reasonably requires to comply with Regulation S-X and Regulation S-K, whether related to a registration statement under the 33 Act or a periodic report or proxy statement under the 34 Act. Seller’s cooperation shall include, but not be limited to, (i) such reasonable access to Seller’s employees and consultants who were responsible for preparing, or are responsible for maintaining, the Information and to non-privileged work papers related to same and (ii) delivery of one or more customary representation letter from Seller to Buyer’s Auditor as reasonably requested by Buyer or any of its Affiliates to allow Buyer’s Auditor to complete an audit (or review of any interim quarterly financials) and to issue an auditor’s opinion. Buyer shall reimburse Seller for the reasonable out-of-pocket expenses of Seller incurred in responding to such a request. Seller shall afford access to such information during normal business hours and upon reasonable advance notice. The cost for any audited or reviewed financial statements under this section 14.5 shall be borne by the Buyer. Seller’s obligations under this section 14.5 shall terminate 5 years after the Closing Date. Except in the case of Seller’s gross negligence or willful misconduct, Buyer shall indemnify, defend and hold harmless Seller, each Affiliate of Seller and each of its and their respective directors, officers, employees and agents and each of the successors and assigns of any of the forgoing from and against any and all damages, losses, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all demands, charges or Actions of any nature and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder) arising out of, by reason of or otherwise with regard to the execution, delivery or any other action related to the preparation or provision by Seller, or the use or filing with the SEC by Buyer, of the SEC Information.

14.6 Promissory Note/Mortgage Commitments. Upon Closing, the Buyer will execute and deliver to Seller the Promissory Note and Mortgage in order to secure Buyer’s commitment with respect to the Additional Consideration, if owed under the terms of this Agreement. Until the earlier of full payment of the Additional Consideration, if owed under the terms of this Agreement and the Promissory Note, or the Promissory Note and Mortgage become effective, Buyer covenants and agrees that (i) the maximum aggregate principal amount debt obtained by Buyer and secured by liens on the Assets shall not at any time exceed $100,000,000; (ii) Buyer shall not, without the written consent of Seller, sell convey, convey, trade or exchange any portion of the Mortgaged Property (as such term is defined in and limited by the Mortgage) or any of Buyer’s rights, titles or interests therein or thereto, except as expressly allowed under the terms of the Mortgage; and, (iii) upon the first date that the Contingency Event (as defined in the Promissory Note) could occur, Buyer shall cause the Mortgaged Property to be free and clear of all Liens (as defined in the Mortgage) other than Permitted Encumbrances (as defined in the Mortgage).

14.7 KM LOC. At Closing Seller shall provide to KM the LOC securing Buyer’s obligations under the CO2 Contracts in accordance with the terms of the LOC, and Seller shall maintain the validity and enforceability of such LOC throughout the duration of the CO2 Contracts in accordance with the terms of the LOC, or until such LOC is released by KM. Buyer assumes all risk, liability, obligation and Losses in connection with the CO2 Contracts after the Effective Time and covenants and agrees to (i) maintain such CO2 Contracts in full force and effect throughout the term thereof (or otherwise refrain from taking any action that would result in the default or termination of the CO2 Contracts), (ii) pay any amount due and owing under the CO2 Contracts (including, without limitation, any Take-or-Pay Amount (as such term is defined in the 2012 Product Sale Agreement), (iii) notify Seller of any conditions that would result or has caused a default under the CO2 Contracts, including promptly furnishing Seller with copies of any notice of default, late payment or termination received by KM, or any of its successors or assigns, and (iv) defend, indemnify, and save and hold harmless Seller, its Affiliates and their respective members, officers, owners, partners and directors, from and against all Losses which arise from or in connection with any breach of the CO2 Contracts that results in loss of, impairment to or other collection under the LOC (which includes, for avoidance of doubt, the drawing upon the LOC by KM pursuant to the LOC). Notwithstanding anything to the contrary in this Agreement or the LOC, any amendment or other modification to the CO2 Contracts or any other agreement or documentation related to the CO2 Contracts, whether in writing or as a result of custom and practice of the parties, arising after the Closing Date that has the effect of modifying, enlarging, changing the timing of payment with respect to, or increasing any amount owed under the CO2 Contracts (including any Take-or-Pay Amount) shall not be effective against Seller without the prior written consent of Seller, in its sole discretion.

14.8 Royalty Audit. Commencing on the Closing Date and continuing for a period of eighteen (18) months after the Closing Date, Seller agrees to provide Buyer (and its advisors and consultants) reasonable access during normal business hours and upon reasonable advance written notice to review and make copies of Seller’s files, records, information and data, whether written or electronically stored, relating to Seller’s accounting, calculation and payment of the Royalty Obligations, including production records, division order files, abstracts, title opinions, runsheets and mineral ownership reports.

14.9 Imbalance Letter. The Parties agree that, until ninety (90) days after the date of the Imbalance Letter (the “Imbalance Letter Review Date”), Seller shall have the right to reasonably audit, verify and dispute the amounts alleged to be due in the Imbalance Letter in accordance with the Unit Operating Agreement for the McElmo Dome (Leadville) Unit dated August 24, 1982 so as to protect Seller’s interests with respect to such alleged amounts due. Provided, however, if at any time after the Imbalance Letter Review Date (i) (A) Buyer receives from KM or Chevron North America Exploration and Production Company, or any of their successors, assigns or agents, notice of the filing of a lien, or the threat of filing thereof, with respect to Buyer or the Assets relating to the unpaid amounts alleged to be due by Seller under the Imbalance Letter, or (B) Buyer should receive a claim or demand notice from KM or Chevron North America Exploration and Production Company, or any of their successors, assigns or agents relating to the unpaid amounts alleged to be due by Seller under the Imbalance Letter and (ii) any such lien (or threat of filing thereof), claim or demand notice, in the case of (i)(A) or (i)(B), could have a negative impact (in Buyer’s sole discretion) under its Senior Loan Agreement (as such term is defined in the Mortgage) or other contractual commitments, Buyer shall have the right to provide written notice to Seller that the amounts due in the Imbalance

Letter must be paid in full (the “Imbalance Notice”). Within forty eight (48) hours of Buyer’s delivery of the Imbalance Notice, Seller shall either (x) provide Buyer satisfactory evidence that all amounts due under and claims related to the Imbalance Letter have been satisfied by Seller, or have been paid in full by Seller, or (y) inform Buyer that Seller continues to audit, verify and/or dispute the amounts alleged due in the Imbalance Letter, in which case Seller shall not be required to pay the amounts alleged due in the Imbalance Letter and Buyer shall, without limiting any of its rights under this Agreement, be entitled to pay such amounts. In the event that Seller pays the amounts alleged due in the Imbalance Letter following the Imbalance Notice, Seller shall be entitled to reserve all rights and remedies with respect thereto, including, without limitation, the right to seek a full or partial refund or reimbursement of the amount paid. Regardless of the status of Seller’s actions to audit, verify and/or dispute the amounts alleged to be due in the Imbalance Letter under this Section 14.9, and even if Buyer does not deliver an Imbalance Notice to Seller, on a date that is no later than the Imbalance Letter Review Date, Seller shall provide Buyer (xx) with a status of its audit or verification of, or dispute with respect to, the amounts alleged due in the Imbalance Letter or (yy) satisfactory evidence that all amounts due under and claims related to the Imbalance Letter have been satisfied by Seller. Nothing in this Section 14.9 shall limit or otherwise affect Seller’s obligations under Section 15.2(viii).

ARTICLE 15.

ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION

15.1 Buyer’s Assumption of Liabilities and Obligations. Upon Closing, and except for Retained Liabilities and subject to Sections 15.3 and 15.4, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations of Seller to the extent accruing or relating to the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets for the periods before and after the Effective Time, including (i) the Material Agreements, (ii) the Assumed Environmental Liabilities, (iii) the obligation to plug and abandon, or replug and re-abandon, all wells located on the Lands and reclaim all well sites located on the Lands, remove and reclaim the Brillhart Pipeline and decommission the Plant, regardless of when the obligations arose, (iv) the make-up and balancing obligations for gas from the Wells, (v) the royalty and Tax liabilities not expressly retained by Seller in Section 15.2 below and Buyer’s expenses related to the Transaction, (vi) the liabilities associated with the matters set forth on Schedule 7.4 not expressly retained by Seller in Section 15.2 below and (vii) the obligations set forth in Section 11.1 (collectively, the “Assumed Liabilities”).

15.2 Seller’s Retention of Liabilities and Obligations. Upon Closing and subject to Sections 15.3 and 15.4, Seller retains all claims, costs, expenses, liabilities and obligations accruing (collectively, “Liabilities”) or relating to (i) the employment and the termination of employment of any employee of Seller or its Affiliates and the employment and the termination of employment of any Asset Worker, in each case attributable to the period of time on and prior to (A) the Closing Date; or (B) if an Asset Worker, the later of the termination date of the Transition Services Agreement or, if such Asset Worker is a Rehired Employee, the date that such Rehired Employee becomes employed by the Buyer Employer, (ii) hedging arrangements, (iii) debt instruments of Seller or its Affiliates, (iv) ownership, operation or use of the Excluded

Assets, (v) Seller Taxes, (vi) Off-Site Environmental Liabilities; (vii) third party claims relating to improper payment or non-payment of royalties, overriding royalties, net profits interest, production payments or similar payment burdens upon, measured by or payable out of production with respect to the Assets during the time that Seller held title to the applicable Assets for which such payment obligations would have been due (collectively, the “Royalty Obligations”), provided that Buyer provides a Claim Notice with respect to any such claims on or before the expiration of eighteen (18) months following the Closing Date (after which time such claims and matters subject to this Section 15.2(vii) shall become Assumed Liabilities), (viii) any monetary obligation associated with the letter to Seller from Chevron North America Exploration and Production Company dated June 20, 2016 (the “Imbalance Letter”) identified on Schedule 7.4 and Losses associated therewith incurred by Buyer to the extent attributable to Seller’s dispute, if any, of such monetary obligation (or the amount thereof) or the failure by Seller to pay any such monetary obligation (iv) personal injury (including death) to the extent related to the ownership or operation of the Assets by Seller. Seller’s retention in this Section (other than the retention described in items (ii), (iii) and (iv)) is limited to such Liabilities attributable to the period of time during Seller’s ownership prior to the Closing Date (the Liabilities retained by Seller are collectively the “Retained Liabilities”).

15.3 Invoices For Property Costs and Proceeds Received After the Final Settlement Date. After the Final Settlement Date, those proceeds attributable to the Assets received by a Party or invoices received for or Property Costs paid by one Party for or on behalf of the other Party with respect to the Assets which were not already included in the Final Settlement Statement, shall be settled as follows:

(a) Proceeds. Proceeds received by Buyer with respect to sales of Hydrocarbons produced prior to the Effective Time shall be remitted or forwarded to Seller. Proceeds received by Seller with respect to sales of Hydrocarbons produced after the Effective Time shall be forwarded to Buyer.

(b) Property Costs. Invoices for Property Costs received by Buyer that relate to operations on the Assets prior to the Effective Time shall be forwarded to Seller by Buyer, or if already paid by Buyer, invoiced by Buyer to Seller. Invoices for Property Costs received by Seller that relate to operations on the Assets after the Effective Time shall be forwarded to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer.

(c) Duration. The provisions of this Section 15.3 shall apply until the first (1st) anniversary of the Closing Date, after which time, assuming Seller has complied in all material respects with its obligations under this Section 15.3 prior to such time, except to the extent Seller has an indemnification obligation under Section 15.4(a), Buyer specifically agrees to assume, pay, become liable for and release Seller from all obligations and liabilities for Property Costs related to the Assets attributable to the periods of time both before and after the Effective Time and all such liabilities and obligations shall become part of the Assumed Liabilities.

15.4 Indemnification. “Losses” shall mean any and all demands, claims, notices of violations, notices of probable violations, filings, investigations, administrative proceedings,

actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, losses, costs, and expenses (including costs and expense of operating the Assets) of any kind or character (whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability, or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or other legal theory), including penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any of the foregoing, and all amounts paid in settlement of any of the foregoing.; excluding however, any special, indirect, consequential, punitive or exemplary damages, diminution of value of an Asset or loss of profits incurred by a Party hereto; except to the extent constituting part of a third party claim.

After the Closing, the Parties shall indemnify each other as follows:

(a) Seller’s Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its Affiliates and their respective members, officers, owners, partners and directors, from and against all Losses which arise from or in connection with (i) the Retained Liabilities, (ii) any matter for which Seller has agreed to indemnify Buyer under this Agreement, (iii) any breach by Seller of any covenant or obligation under any provision of this Agreement, and (iv) Seller’s breach of its representations and warranties in this Agreement.

(b) Buyer’s Indemnification of Seller. Except for matters for which Seller has an indemnification obligation under Section 15.4(a), subject to subsection (d) below, Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its Affiliates and their members, officers, owners, partners and directors, from and against all Losses which arise from or in connection with (i) the Assumed Liabilities, (ii) any matter for which Buyer has agreed to indemnify Seller under any provision of this Agreement, (iii) any breach by Buyer of any covenant or obligation under this Agreement, and (iv) Buyer’s breach of its representations and warranties in this Agreement.

(c) Release. Buyer shall be deemed to have released Seller at the Closing from any Losses for which Buyer has agreed to indemnify Seller hereunder, and Seller shall be deemed to have released Buyer at the Closing from any Losses for which Seller has agreed to indemnify Buyer hereunder.

(d) Limitation on Indemnity and other Obligations.

(i) Time. Seller’s indemnity obligations under this Agreement for breaches of Seller’s representations and warranties in Article 7 shall only extend to Losses for which claims notices are received by Seller on or before twelve (12) months after Closing at 5:00 p.m., Mountain Time, except that (1) Seller’s indemnification obligations for breaches of Seller’s representations and warranties in Section 7.15 shall survive until the expiration of the applicable statute of limitations, (2) Seller’s indemnification obligations for breaches of Seller’s representations and warranties in Sections 7.1-7.3 shall survive indefinitely, and (3) Seller’s indemnity obligations under this Agreement for the Retained Liabilities shall survive indefinitely. Buyer’s and Seller’s sole and exclusive remedy for any Claim or Loss relating to or arising from this Agreement shall be the indemnity provided in Section 15.4(a) and 15.4(b), respectively. Seller shall have no obligation to indemnify Buyer under this Agreement for, and Buyer releases Seller from, all indemnity claims not properly and timely raised as set forth herein, including all environmental matters and matters which if asserted could have constituted Environmental Defects.

(ii) Thresholds, Deductibles. For any Losses covered by Section 15.4(a)(iv), Seller’s indemnity obligation shall only arise to the extent that the aggregate of all valid claims exceeding a threshold of $100,000 Loss per event exceeds two percent (2%) of the unadjusted Purchase Price (such amount being a deductible, not a threshold) and then only for the amount such Losses exceeding the $100,000 per Loss threshold exceed two percent (2%) of the unadjusted Purchase Price. For the purposes of determining whether this deductible has been exceeded, all valid claims for any Losses that are incurred exceeding a threshold of $100,000 Loss per event shall be aggregated. Except for Losses arising due to a breach of Seller’s representations and warranties in Sections 7.1-7.3, 7.11, 7.13, 7.15 and 7.16, a breach of any covenants under this Agreement, the Seller’s fraud, or indemnification due for Retained Liabilities under Section 15.2, Seller shall not be obligated under this Agreement to indemnify Buyer for an aggregate amount in excess of fifteen percent (15%) of the unadjusted purchase price.

(iii) Special Warranty of Title. With respect to Seller’s special warranty of title given in the Conveyance, Seller’s indemnity obligation shall be limited to the Allocated Value of the particular Asset.

15.5 Procedure. The indemnifications contained in Section 15.4 shall be implemented as follows:

(a) Coverage. Such indemnity shall extend to all Losses suffered or incurred by the indemnified Person.

(b) Claim Notice. The Person seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which shall provide to the extent then reasonably known by such indemnified Person: (i) the amount of each payment claimed by an Indemnified Party to be owing and (ii) the basis for such claim, with supporting documentation. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within thirty (30) days after receipt of the Claim Notice, or after the amount of such payment has been finally established pursuant to Section 15.6, whichever last occurs.

(c) Information. If the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Article 15 (a “Claim”), the Indemnified Party shall endeavor to give written notice of such Claim to the Indemnifying Party as soon as is practicable. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within sixty (60) days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that any settlement of the Claim by the Indemnifying Party may not result in any liability or cost to the Indemnified Party without its prior written consent, not to be unreasonably withheld. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim. In the absence of such an election, the Indemnified Party will use its reasonable best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article 15 applies until the Indemnifying Party assumes such defense. If the Indemnifying Party fails to assume such defense within the time period provided above or fails to diligently defend such defense, the Indemnified Party may settle the Claim, in its reasonable discretion, at the Indemnifying Party’s expense (subject to it being agreed or determined pursuant to Section 15.6 that the Indemnifying Party has an indemnification obligation with respect thereto). If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

15.6 Dispute Resolution.

(a) The Parties agree to resolve the following disputes pursuant to the provisions of this section: disputes concerning the Preliminary Settlement Statement or the Final Settlement Statement as provided in Section 3.4(a) and Section 14.1(a), respectively, (collectively, the “Disputes”). The Parties agree to submit all Disputes to binding arbitration in Denver, Colorado such arbitration to be conducted as follows: the arbitration proceeding shall be submitted by the Parties to a panel of one (1) independent and impartial arbitrator who shall be an attorney with not less than fifteen (15) years of knowledge and experience in the oil and gas industry to be mutually agreed by the Parties

(the “Arbitrator”). The arbitration shall be conducted according to procedures established by agreement of the Parties and concluded within fifteen (15) business days of the date that the Arbitrator is selected. At the arbitration, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required, but the Arbitrator shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. The decision entered in the arbitration shall be made by a written opinion stating the reasons and basis for the decision made and shall be binding on the Parties. Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Arbitrator shall be borne 50% by the Seller and 50% by the Buyer. IN ENTERING INTO THIS AGREEMENT, THE PARTIES ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A TRIAL BY JURY FOR THOSE MATTERS DESCRIBED IN THIS SECTION 15.6(a).

(b) EXCEPT WITH RESPECT TO THE DISPUTES DESCRIBED IN SECTION 15.6(a), WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE DENVER DISTRICT COURT OF THE STATE OF COLORADO AND APPROPRIATE APPELLATE COURTS THEREFROM, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS (WHETHER IN CONTRACT OR TORT OR OTHERWISE) IN RESPECT OF ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH MAY BE HEARD AND DETERMINED IN SUCH COURT. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c) EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS OR ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH. EACH PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL AND THAT IT HAS KNOWINGLY AND VOLUNTARILY AGREED TO THIS WAIVER OF ITS RIGHT TO TRIAL BY JURY.

15.7 No Insurance; Subrogation. The indemnifications provided in this Article 15 shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their respective successors or assigns, including any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.

15.8 Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-Party for any obligations or liabilities that may be incurred with respect to the Assets.

15.9 Express Negligence. THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

15.10 Characterization of Certain Payments. The Parties agree that any payments made pursuant to this Article 15 shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

ARTICLE 16.

MISCELLANEOUS

16.1 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including engineering, land, title, legal and accounting fees, costs and expenses.

16.2 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by facsimile transmission or electronic mail, when delivered as shown on delivery receipt, (iii) if mailed, three (3) business days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, one (1) business day after sending. All notices shall be addressed as follows:

If to Seller:	Whiting Oil and Gas Corporation 1700 Broadway, Suite 2300 Denver, CO 80292 Attention: Bruce R. DeBoer Telephone: 303-390-4909 Fax: 303-490-4910 E-mail: bruced@whiting.com

If to Buyer:	Four Corners Petroleum II, LLC 390 Union Blvd, Suite 630 Lakewood, Colorado 80228 Attention: Adam Hatton, President & CEO Telephone: 303-731-0080 Fax: 720-287-3872 E-mail: ahatton@fcpetroleum.com

Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made.

16.3 Amendments/Waiver. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

16.4 Assignment. Neither Party shall assign all or a portion of its rights and obligations under this Agreement without the written consent of the other Party.

16.5 Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement relating to the Transaction without first consulting with and notifying the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by Laws or any listing or trading agreement concerning its or its parent’s publicly-traded securities. Notwithstanding the foregoing, either Party or its parent or its investors shall be permitted in the context of public or private financing or otherwise to disclose the details of and information regarding the Transaction to securities regulators and stock exchanges, its advisors (including underwriters and their counsel), financial institutions, potential investors, and their respective advisors, and the investing public, whether by way of prospectus, information memorandum, filing with securities regulatory authorities or otherwise.

16.6 Counterparts Signatures. Buyer and Seller may execute this Agreement in counterparts, each of which shall be deemed an original instrument, but which together shall constitute but one and the same instrument. The Parties agree that facsimile signatures or electronic/PDF signatures sent via email are binding.

16.7 Governing Law. This Agreement and the Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the Laws of the State of Colorado, except to the extent that the subject matter of the dispute involves the validity or conveyance of, or any representations and warranties with respect to, the Leases, Lands and/or the Real Property Interests in which case the law of the jurisdiction in which such the Leases, Lands and/or the Real Property Interests are located shall apply to the limited extent necessary to resolve the validity or conveyance of, or any representations and warranties with respect to the Leases, Lands and/or the Real Property Interests.

16.8 Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto and the Confidentiality Agreement constitute the entire understanding between the Parties with respect to the subject matter hereof, superseding all written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter.

16.9 Knowledge. The “Knowledge” of a Party shall mean, for purposes of this Agreement, the actual knowledge as to each of Seller and Buyer, only of the persons listed on Schedule 16.9.

16.10 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

16.11 Survival. The representations set forth in Sections 7.1 through 7.3, Sections 8.1 through 8.3 and Sections 8.6 and 8.7 shall survive indefinitely. The remaining representations and warranties set forth in this Agreement shall survive the Closing for twelve (12) months from the Closing Date, except that Seller’s representations and warranties in Section 7.15 shall survive until the expiration of the applicable statute of limitations. A claim for a breach of a surviving representation or warranty must be made on or before the expiration of the applicable survival period. Delivery of the Conveyance at the Closing will not constitute a merger of this Agreement with such Conveyance.

16.12 Limitation on Damages. Notwithstanding anything contained to the contrary in any other provision of this Agreement, Seller and Buyer agree that the recovery by either Party of any damages suffered or incurred by it as a result of any breach by the other Party of any of its representations, warranties or obligations under this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching Party (and the Indemnified Persons to which such obligations may extend under the terms hereof) as a result of the breach by the breaching Party of its representations, warranties or obligations hereunder and in no event shall the breaching Party be liable to the non-breaching Party or any Indemnified Person for any consequential, special, exemplary or punitive damages, diminution of value of an Asset or loss of profits suffered or incurred by the non-breaching Party or any Indemnified Person as a result of the breach by the breaching Party of any of its representations, warranties or obligations hereunder; except to the extent constituting part of a third party claim.

16.13 No Third-Party Beneficiaries. Except as expressly provided in Article 15, this Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns and there are no other third party beneficiaries to this Agreement.

16.14 No Recourse. Except to the extent a Person is a named Party to this Agreement, and subject in all cases to the terms and conditions of and limitations herein, the Parties acknowledge and agree that no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, affiliate or financing source of any of the Parties to this Agreement (each, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort or otherwise) for any liabilities of any Party hereto, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. This Agreement may be enforced only against, and any action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may be brought only against the entities that are expressly named as Parties hereto (and their permitted successors and assigns) and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 16.14. For clarity, the Parties acknowledge and agree that nothing in this Section shall affect any obligations or liabilities of any Non-Recourse Person arising (a) under any agreement other than this Agreement and the agreements executed in connection herewith or (b) by reason of such Non-Recourse Person becoming a direct or indirect successor or assign of Buyer.

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The Parties have executed this Agreement as of the date first above written.

SELLER:

Whiting Oil and Gas Corporation, a Delaware corporation

By:	/s/ James J. Volker
James J. Volker
Chairman, President & Chief Executive Officer

BUYER:

Four Corners Petroleum II, LLC, a Delaware limited liability company

By:	/s/ Adam Hatton
Adam Hatton
President & Chief Executive Officer

Signature Page to Purchase and Sale Agreement

EXHIBIT K

PROMISSORY NOTE

as of July 27, 2016

1. FOR VALUE RECEIVED, and effective only upon the occurrence of the Contingency Event (defined below) (the “Effective Date”), Four Corners Petroleum II, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), issues this Promissory Note (the “Note”) and promises to pay to the order of Whiting Oil and Gas Corporation, a Delaware corporation (herein together with all successors and permitted assigns hereof, called the “Payee”), at the Payee’s office at 1700 Broadway, Suite 2300, Denver Colorado 80290, or such other address as the Payee may designate from time to time in writing to the Company, the principal sum equal to (a) the Additional Consideration (as defined in the PSA (as defined below)) minus (b) the amount of immediately available funds paid by the Company to the Payee on or before July 31, 2018 as Additional Consideration in accordance with Section 3.5(b)(i) of the PSA (the amount described in the foregoing clause (a) minus the amount described in the foregoing clause (b) shall be referred to herein as the “Initial Principal Balance”), together with interest on the unpaid principal balance hereof from time to time outstanding at the rate per annum equal to eight percent (8%) compounded quarterly. On and after the occurrence of the Contingency Event, accrued and unpaid interest on this Note shall be payable on the last business day of each December (commencing December 31, 2018) and on the Maturity Date (as defined below), and for the avoidance of doubt, interest shall not accrue until following the Effective Date. If an Event of Default (as defined below) has occurred and is continuing under this Note on or after the Effective Date, then all obligations outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to ten percent (10%) compounded quarterly and shall be payable on demand.

2. Except for the provisions of the first two sentences of this Section 2, the second sentence of Section 4 hereof, Section 9 hereof and Section 13 hereof, this Note is not effective, and there is no Initial Principal Balance due hereunder or other binding commitment, covenant or obligation of any kind hereunder, until and unless the occurrence of each of the following: (i) Additional Consideration (as defined in the PSA) is due and payable by Company to Payee in accordance with Section 3.5 of the PSA; and (ii) Company fails to pay to Payee the entire amount of

Additional Consideration due under Section 3.5 of the PSA in immediately available funds on or before July 31, 2018 (the occurrence of each of (i) and (ii) collectively, the “Contingency Event”). Upon the occurrence of the Contingency Event, this Note and the Security Document (defined below) shall become automatically effective and be deemed issued by the Company as of the Effective Date to Payee in consideration of its obligation to pay the Initial Principal Balance, which promise and obligation to pay and other covenants, commitments and obligations of Company herein and in the Security Document (defined below) shall then be effective and enforceable against the Company in accordance with their respective terms. This Note may be prepaid at any time in whole or in part without penalty or premium. The outstanding principal balance of this Note and all accrued and unpaid interest shall be due and payable in full on July 29, 2022 (the “Maturity Date”).

3. Interest on this Note shall be calculated on the basis of a 365 or 366 day year, as the case may be. Except as otherwise provided in this Note, all payments made on this Note shall be applied first to the payment of any costs and expenses then payable hereunder, then to the payment of all interest accrued hereon to the date of such payment and the balance, if any, shall be applied to the principal hereof. All sums called for, payable or to be paid hereunder shall be paid in lawful money of the United States of America which at the time of payment is legal tender for the payment of public and private debts therein.

4. On and after the Contingency Event, this Note shall be secured by a first priority lien (subject to Permitted Encumbrances (as defined in the Security Document (as defined below)) and except as otherwise provided therein) on the Security Document Collateral (as defined below) pursuant to a Mortgage, Deed of Trust, and Financing Statement dated as of the date hereof which is made by the Company in favor of the Payee but, for avoidance of doubt, except as otherwise expressly provided therein, is not effective unless and until the occurrence of the Contingency Event (the “Security Document”). The Payee may record the Security Document prior to, on or after the Effective Date of this Note, but, in any event, no earlier than the date that is 30 days after the date of the Note unless the Majority Interest Mortgagee (as defined in the Security Document) shall otherwise consent. For purposes hereof, “Security Document Collateral” means the Mortgaged Property (as defined in the Security Document). It is acknowledged and agreed that no other assets of the Company or any subsidiary shall constitute Security Document Collateral or otherwise secure this Note.

5. Upon the occurrence of any Event of Default under this Note, if the Payee so elects, the outstanding principal balance of and accrued interest on this Note shall at once become due and payable; provided, that, in case of an Event of Default described in Section 5(vii) of this Note, the outstanding principal balance of and accrued interest on this Note shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. For purposes of this Note, an “Event of Default” shall mean:

(i)	the failure of the Company to make full payment of the outstanding principal balance of this Note on the Maturity Date, and such failure shall continue unremedied for a period of three (3) business days;

(ii)	the failure of the Company to make any payments of interest in full when due pursuant to this Note, and such failure is not cured within thirty (30) days after the earlier to occur of (x) written notice thereof from the Payee to the Company or (y) an officer of the Company otherwise becoming aware of such failure;

(iii)	the failure of the Company to perform any of its material obligations under this Note or the Security Document (other than with respect to payments governed by clauses (i) and/or (ii) above) and such failure is not cured within thirty (30) days after the earlier to occur of (x) written notice thereof from the Payee to the Company or (y) an officer of the Company otherwise becoming aware of such failure;

(iv)	a final and non-appealable judgment in excess of $10,000,000 (to the extent not covered by insurance as to which the insurer does not dispute coverage) is entered against the Company which: (x) remains unsatisfied, unvacated, unstayed pending appeal or unbonded for a period of one hundred and twenty (120) days after the entry thereof, and (y) materially impacts the Security Document Collateral;

(v)	the Sponsors (defined below) shall cease (a) to be the owners (which ownership may be either direct or indirect) of more than 50% of all of the outstanding voting Equity Interests (defined below) in the Company or (b) to Control (defined below) the Company;

(vi)	from and after the Effective Date, this Note or the Security Document shall for any reason, (x) cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Company (other than payment or other satisfaction as contemplated in Section 12 hereof in full), (y) be repudiated by the Company, or (z) cease to create a valid and perfected lien of the priority required hereby or thereby on any of the Security Document Collateral; or

(vii)	the Company shall become the subject of any voluntary or involuntary proceeding seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, and such proceeding if involuntary shall continue undismissed for sixty (60) days, or an order or decree approving or ordering any of the foregoing shall be entered.

As used in Section 5(v) hereof the following terms shall have the following meanings:

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“Sponsors” means collectively, (a) ENR Partners LP (together with any of its affiliates or any other fund or account under common management), (b) ENR Partners Four Corners Co-Invest LP (together with any of its affiliates or any other fund or account under common management), (c) RedBird FCP, LLC (together with any of its affiliates or any other fund or account under common management), (d) AH Capital Management, LLC, (e) Adam Hatton, and (f) Craig Spreadbury.

6. This Note evidences amounts owing to the Payee under the July 27, 2016 Purchase and Sale Agreement by and between Company and Payee (the “PSA”), and has been issued by the Company in accordance with the terms of the PSA. The Payee is entitled to the benefits of the PSA and may enforce the agreements of the Company contained therein including the remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof and subject to the terms of the PSA.

7. Payee will inform Company if Payee sells, assigns or transfers this Note (other than sales, assignments or transfers to any lenders of Payee).

8. The Company waives all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests and notices of protest, to the extent permitted by law.

9. This Note shall be governed by and construed in accordance with the internal laws of the State of Texas (without regard to conflict of law principles that may provide for the application of the laws of another jurisdiction) and the federal laws of the United States of America.

10. It is expressly stipulated and agreed to be the intent of the Company and the Payee at all times to comply with the applicable Texas law governing the maximum rate or amount of interest payable on or in connection with this Note. If the applicable law is ever judicially interpreted so as to render usurious any amount called for under this Note or contracted for, charged, taken, reserved or received with respect to the debt evidenced by this Note, or if any prepayment by the Company results in the Company having paid any interest in excess of that permitted by applicable law, then it is the Company’s and the Payee’s express intent that all excess amounts theretofore collected by the Payee be credited on the principal balance of this Note (or, if this Note has been or would thereby be paid in full, refunded to the Company), and the provisions of this Note immediately be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law. The right to accelerate maturity of this Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the Payee does not intend to collect any unearned interest in the event of acceleration.

11. It is the intent of the Company and the Payee that upon the occurrence of the Contingency Event (a) this Note shall constitute indebtedness of the Company and amounts evidenced hereby shall not be construed as capital contributions to the Company, and (b) each payment made by the Company to the Payee under this Note is a payment of principal of, or interest on, this Note, as the case may be, and shall not be construed as a payment in respect of a dividend or other return on equity to the Payee.

12. Notwithstanding anything in this Note, the Security Document or under law to the contrary, it is understood and agreed that the Payee’s sole recourse against the Company or any subsidiary for repayment of this Note and the obligations hereunder shall be limited to the Security Document Collateral. All obligations in respect of this Note shall be deemed satisfied in full in the event that the Payee exercises its remedies under the Security Document against the Security Document Collateral. Payee waives any claim against the Company or any subsidiary (and neither the Company nor any subsidiary shall be liable for) any deficiency that exists between the amount of the obligations under this Note and the value of the Security Document Collateral and any proceeds received by the Payee in connection with its exercise of remedies pursuant to the Security Document.

13. This Note may not be amended, supplemented or modified except by an instrument in writing executed and delivered by the Company and the Payee. Neither party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Payee and, with respect to the Company, the Majority Interest Mortgagee. This Section 13 shall not prohibit or otherwise restrict either party from pledging or assigning a security interest in all or any portion of its rights under this Note to secure obligations of such party to any bank lenders of such party; provided that no such pledge or assignment of a security interest shall substitute any such pledgee or assignee for such party as a party hereto. The Majority Interest Mortgagee is a third party beneficiary of this Section 13 and the second sentence of Section 4.

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IN WITNESS WHEREOF, the Company has duly executed this Promissory Note effective as of the date and year above first written.

FOUR CORNERS PETROLEUM II, LLC

By:
	Name:	Adam Hatton
	Title:	President and Chief Executive Officer

Acknowledged and Agreed:

WHITING OIL AND GAS CORPORATION

By:
	Name:	Michael J. Stevens
	Title:	Senior Vice President and Chief Financial Officer